Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TZ HOLDINGS, L.P.

TZ US PARENT, INC.

AND

COGNIZANT DOMESTIC HOLDINGS CORPORATION

DATED AS OF SEPTEMBER 14, 2014

i

ii

EXHIBITS

A	—	Example Statement
B	—	Form of Escrow Agreement
C	—	Form of Acknowledgement and Release Letter
D	—	Parent Guaranty

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2014, is made by and among TZ US Parent, Inc., a Delaware corporation (the “Company”), TZ Holdings, L.P., a Delaware limited partnership (“Seller”) and Cognizant Domestic Holdings Corporation, a Delaware corporation (“Buyer”). The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties.”

RECITALS:

WHEREAS, as of the date hereof, Seller owns (i) all of the issued and outstanding capital stock, consisting of 1,000 shares of common stock (the “Common Stock”), par value $0.01 per share, of the Company and (ii) all of the issued and outstanding units of preferred limited liability company interests, consisting of 169,656.8 units (the “Preferred Units” and, together with the Common Stock, the “Shares”), no par value, of TZ US Midco, L.L.C., a Delaware limited liability company (“Midco”);

WHEREAS, the Parties desire that, upon the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement, Pravin Chavan is entering into an agreement with Buyer or an Affiliate of Buyer to transfer all of the shares held by him in the share capital TriZetto Services India Private Limited to Buyer or an Affiliate of Buyer; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement, Cognizant Technology Solutions Corporation is entering into a guaranty in the form attached as Exhibit D to this Agreement (the “Parent Guaranty”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby intending to be legally bound agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Vote” has the meaning set forth in Section 6.11.

“401(k) Participant” has the meaning set forth in Section 6.10(a).

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Accounting Principles” means GAAP, as applied in the preparation of the most recent audited Financial Statements of TriZetto Corporation, except as specifically modified by the calculations in the Net Working Capital section of the Example Statement, and applied to the Company and its Subsidiaries in lieu of TriZetto Corporation. For the avoidance of any doubt, Net Working Capital shall be prepared using the information extracted from the accounting records of the Group Companies and in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of revenue recognition, expense accruals and prepayments and cut-off procedures.

“Acknowledgment and Release Letters” has the meaning set forth in Section 6.14.

“Acquisition Transaction” has the meaning set forth in Section 6.6.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.4(b), minus (y) the Estimated Purchase Price.

“Additional Financial Statements” means the audited consolidated balance sheet of the Group Companies as of December 31, 2013 (with audited comparative December 31, 2012 financial information) and the related audited consolidated statements of income, cash flows and stockholder’s equity (including notes thereto) for the respective periods then ended. For the avoidance of any doubt, the audit opinion shall cover the financial statements for the period ending December 31, 2013 and the audited comparative December 31, 2012 financial information.

“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.4(a)(i).

“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account.

“Advisory Agreements” means (i) the Material Event Advisory Agreement by and between TriZetto Group, Inc. and Apax Europe VII GP Co. Ltd., dated August 4, 2008, and (ii) the Advisory Agreement by and between TriZetto Group, Inc. and Apax Partners, L.P., dated August 4, 2008, in each case as amended.

“Advisory Fees” means any fees, expenses or other amounts payable under the Advisory Agreements.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, after the Closing, Affiliates of Buyer will include the Group Companies.

“Affiliate Transactions” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antitrust Laws” means all federal, state, provincial and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” has the meaning set forth in Section 3.19.

“Bond Premium Deduction Amount” means $9,450,000.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.10(a).

“Cash and Cash Equivalents” means (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of the Group Companies, minus (ii) all amounts in respect of any outstanding checks written by any Group Company, plus (iii) the amount of the account receivable as of the Closing Date under the Intercompany Note, in each case, calculated in accordance with the Accounting Principles, as of the open of business on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means the Indebtedness as of the open of business on the the Closing Date.

“Closing Statement” has the meaning specified in Section 2.4(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plans” has the meaning set forth in Section 6.10(a).

“Company Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” means any development, effect, event, change, occurrence or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Company Material Adverse Effect has occurred: (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States or India in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or India or any of their territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or India, (iii) changes following the date hereof in GAAP, (iv) changes following the date hereof in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any Law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (v) any existing event or occurrence or circumstance with respect to which Buyer has actual knowledge as of the date hereof, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company but excluding by reason of any underlying cause not otherwise excluded by this definition of “Company Material Adverse Effect” that merely arises, becomes known or occurs following such announcement or communication) or litigation arising from or relating to this Agreement or the transactions contemplated hereby, (viii) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that any development, effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded from being taken into account in determining whether there has been a Company Material Adverse Effect), (ix) the taking of any action permitted or expressly contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the transactions contemplated hereby and thereby and losses or threatened losses of employees, customers, vendors, distributors or others having relationships with any of the Group Companies (provided, however, that the exceptions in this clause (ix) shall not apply by reason of any underlying cause not otherwise excluded by this definition of “Company Material Adverse Effect” that merely arises, becomes known or occurs following the taking of such action), or (x) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing; provided, that, in the case of clauses (i) through (iv) and clause (vi), any such development, effect, event, change, occurrence or circumstance may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such development, effect, event, change, occurrence or circumstance adversely affects the Group Companies, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which they operate.

“Company’s Knowledge” or “Knowledge of the Company” means, as it relates to Seller, the Company or any other Group Company, as of the applicable date, the actual knowledge of Doug Barnett, Maureen Brennan, Jude Dieterman, Andy Eckert, Lori Logan, Scott Ray, Rob Scavo, John Schaefer, Cindy Schumacher, Alan Stein and Scott Moeller, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal liability or obligations regarding such knowledge.

“Company Product Software” has the meaning set forth in Section 3.13(e).

“Company Registered IP” has the meaning set forth in Section 3.13(a).

“Confidential Information” has the meaning set forth in Section 6.8.

“Confidentiality Agreement” means the confidentiality agreement, dated June 18, 2014, by and between TriZetto Corporation and Cognizant Technology Solutions US Corporation, as amended.

“Continuing Employee” has the meaning set forth in Section 6.17(b).

“Contract” means any legally binding contract, understanding, agreement, commitment, obligation, arrangement, indenture, undertaking, deed, mortgage, option, loan, Lease or license.

“Credit Facilities” means (i) that certain Amended and Restated Credit Agreement, dated as of May 2, 2011, among The TriZetto Group, Inc. (now known as TriZetto Corporation), TZ US Holdco, Inc., Royal Bank of Canada, as administrative agent and collateral agent, each lender from time to time party thereto and (ii) that certain Second Lien Credit Agreement, dated as of September 28, 2012, among The TriZetto Group, Inc., TZ US Holdco, Inc., Royal Bank of Canada, as administrative agent and collateral agent, each lender from time to time party thereto, each as amended, modified or supplemented from time to time.

“Debt Payoff Letters” has the meaning set forth in Section 6.14.

“Deferred Costs” means short-term and long-term deferred costs (including deferred financing costs), as determined in accordance with the Accounting Principles.

“Deferred Revenue” means short-term and long-term deferred revenue, as determined in accordance with the Accounting Principles.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), (ii) each severance, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy, (iii) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy, (iv) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, other material welfare fringe benefit and each other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by any Group Company or under which any Group Company has any obligation or liability to provide compensation (other than base compensation or base wages) or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable Law, other than the Laws of the United States, and maintained by any Governmental Entity or any standard employment offer letters).

“Enterprise Value” means $2,700,000,000.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment human health or safety or the welfare of any other living organism from hazardous materials, substances or wastes including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning set forth in Section 2.4(a)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(i).

“Estimated Purchase Price” means a good faith estimate, as determined by the Company, of the sum of (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a positive or negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Seller Expenses, plus (vi) the Tax Benefit Amount, and in each case, the components thereof and calculated in a manner consistent with the definitions thereof.

“Example Statement” means the example statement attached hereto as Exhibit A showing an illustrative form of the Closing Statement to be delivered pursuant to Section 2.4, using the fixed amounts for each fixed component included in the Estimated Purchase Price (which amounts will not differ from those on the Closing Statement for such fixed components unless otherwise mutually agreed) and assumed amounts for each variable component included in the Estimated Purchase Price.

“Federal Rules of Evidence” means the Federal Rules of Evidence of the United States as in effect on the date of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Foreign Benefit Plan” has the meaning set forth in Section 3.11(i).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof or the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time and as determined in accordance with the Accounting Principles. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) obligations under operating leases or capitalized leases, (x) undrawn letters of credit (including any that are outstanding under the Credit Facilities), (y) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date) or (z) amounts included as Seller Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company agreement and certificate of formation.

“Governmental Entity” means any domestic or foreign national, federal, state, provincial, county, municipal, regional or local governmental body, or any political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court or other similar body or quasi-governmental body of competent jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of any such governmental body or political subdivision thereof.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Materials” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such, or any other material, substance or waste for which liability or standards of conduct can be imposed, under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

“Health Information Laws” has the meaning set forth in Section 3.10(c).

“HIPAA” has the meaning set forth in Section 3.10(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indian Financial Statements” has the meaning set forth in Section 3.5(d).

“Indebtedness” means, as of any time, without duplication, (i) Funded Indebtedness, (ii) all obligations of the type referred to in the definition of “Funded Indebtedness” of any Person other than any Group Company the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations (other than obligations of the Company in respect of any of its Subsidiaries and obligations of any Subsidiary in respect of any other Subsidiary), (iii) any capitalized lease obligations of any Group Company (both current and noncurrent) as determined in accordance with the Accounting Principles, (iv) any obligations of any Group Company under interest rate swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements, (v) the deferred purchase price of property or services (including any earn-out obligations whether or not contingent and regardless of when due, but excluding any trade payables and accrued expenses arising in the ordinary course of business) of any Group Company, (vi) 46% of the Deferred Revenue, (vii) all reimbursement obligations in respect of drawn letters of credit issued for the account of any Group Company (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit), (viii) the Bond Premium Deduction Amount and (ix) all items listed on Schedule 1.1(c), in each case, outstanding as of such time. In each category of Indebtedness, all interest, prepayment penalties, breakage costs, and other related fees and other liabilities associated with such Indebtedness will be included as Indebtedness. For the avoidance of doubt “Indebtedness” shall not include any item that would otherwise constitute “Indebtedness” that is an obligation between the Company and any Subsidiary of the Company or between any two Subsidiaries of the Company.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of personally identifiable information, and all regulations promulgated thereunder, including, to the extent applicable to the business of the Group Companies, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection Laws and state data breach notification Laws.

“Intellectual Property Rights” means all intellectual property of any kind or nature, in any jurisdiction, including: all patents, copyrights, trademarks, service marks, logos, corporate names and trade names, together with all goodwill associated with any trademarks, service marks, logos, corporate names and trade names and all issuances, registrations and applications for any of the foregoing, intellectual property rights in Software, Internet domain names and all registrations therefor, and trade secrets, confidential business information and other proprietary information (including ideas, know-how, formulas, compositions, inventions, processes and techniques, research and development information, research records, records of inventions, test information, technical drawings and designs, specifications, financial, business and technical data, customer and supplier lists and data, pricing and cost information and business and marketing plans and proposals).

“Intercompany Note” means that certain Promissory Note, issued as of June 25, 2014, by Seller to TriZetto Corporation.

“IT Assets” means computer systems, telecommunication systems, hardware, Software, code, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned, used, or held for use by any Group Company.

“Key Employee” means each employee identified on Annex I.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).

“Latest Balance Sheet Date” means June 30, 2014.

“Law” or “Laws” means, at the applicable time, each provision of any then currently existing federal, state, regional, provincial, local or foreign laws, including any statute, standard, ordinance, act, code, order, rule, regulation, constitutional provision, decree, promulgation or common law (including, without limitation, Environmental Laws and Health Information Laws and any laws that regulate or apply to third party administrators) of any Governmental Entity, and each term of any order, judgment, award or decree then currently existing of any court, arbitrator or tribunal of any Governmental Entity of competent jurisdiction (including, without limitation, the United States Patent and Trademark Office and the United States Office for Civil Rights) that is binding upon the Group Companies.

“Lease” has the meaning set forth in Section 3.18(b).

“Leased Property” has the meaning set forth in Section 3.18(b).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Lease” means any Lease under which the aggregate annual rental payments equal or exceed $500,000.

“Midco” has the meaning set forth in the recitals to this Agreement.

“Midco Common Units” means all of the issued and outstanding units of common limited liability company interests of Midco.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, with respect to the Group Companies, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication, as of the open of business on the Closing Date and calculated in accordance with the Accounting Principles and (x) including current assets and current liabilities of the type and kind included in the Example Statement (which, for purposes of clarity, includes short-term (but not long-term) deferred revenue and current deferred rent, among other items), and (y) establishing levels of reserves and materiality using the same principles, practices, methodologies and procedures and in the same manner as such levels were established in preparing the most recent audited Financial Statements of TriZetto Corporation. The Example Statement has been included as a form and (to the extent of items included in the calculation column thereof) sets forth an example of Net Working Capital as of several prior dates as noted thereon. Notwithstanding anything to the contrary contained herein, “Net Working Capital” (A) shall exclude (i) deferred income Tax assets and liabilities, (ii) Deferred Costs, (iii) Cash and Cash Equivalents, (iv) Tax assets attributable to net operating loss carryforwards or unused Tax Credits of the Group Companies as of the Closing Date, the Transaction Deductions, Advisory Fees or any other items of loss or deduction resulting from or attributable to the transactions contemplated hereby, (v) Seller Expenses, (vi) Indebtedness (provided that all short-term deferred revenues shall be included in Net Working Capital notwithstanding the fact that certain Deferred Revenues are included in Indebtedness), (vii) the “tail” policy pursuant to and in accordance with Section 6.5(b), and (viii) the Intercompany Note, and (B) shall be determined by calculating current income Tax liabilities (1) without regard to any Advisory Fees that are contingent on the consummation of the transactions contemplated hereby or the Transaction Deductions, but (2) taking into account any net operating loss carryforwards and unused Tax Credits of the Group Companies from prior periods, excluding state net operating loss carryforwards and unused state Tax Credits from taxable periods ending on or prior to December 31, 2007 and treating as proper the deduction taken on the 2008 federal income Tax Return of the Group Companies for the redemption premium upon repurchase of debt, provided that current income Tax liabilities shall not be reduced below zero pursuant to this clause (B).

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be and expressed as a negative number.

“New Plan” has the meaning set forth in Section 6.17(b).

“Non-Party Affiliates” has the meaning set forth in Section 9.16.

“Open Source Software” means any Software that is generally available to the public in source code form under licenses substantially similar to the GNU General Public License, the GNU Lesser General Public License, the BSD License and the Apache License, or any other license that contains terms that may require, whether or not conditionally, disclosure of any source code (other than the unmodified third party source code made available under such license).

“Owned Intellectual Property” means all Intellectual Property Rights that are currently owned or purported to be owned by any of the Group Companies.

“Owned Software” means all Software that is currently owned or purported to be owned by any of the Group Companies.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section

280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Guaranty” has the meaning set forth in the recitals to this Agreement.

“Parent Indemnitee” has the meaning set forth in Section 9.12(b).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” has the meaning set forth in Section 3.10(b).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facilities, (e) Liens which would not reasonably be expected to be material to the Group Companies, taken as whole, (f) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (g) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, and (h) Liens described on Schedule 1.1(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information would identify, contact, or locate an individual; (ii) social security numbers; or (iii) any information that is regulated or protected by one or more Information Privacy and Security Laws.

“Policies” has the meaning set forth in Section 3.15.

“Preferred Units” has the meaning set forth in the recitals to this Agreement.

“Proceeding” has the meaning set forth in Section 3.9.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.4(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a positive or negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Indebtedness, minus (v) the amount of Unpaid Seller Expenses, plus (vi) the Tax Benefit Amount.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.4(b)(ii).

“Receiving Parties” has the meaning set forth in Section 6.8.

“Review Period” has the meaning set forth in Section 2.4(b)(ii).

“Schedules” means the disclosure schedules to this Agreement delivered to Buyer concurrently with the execution and delivery of this Agreement.

“Section 280G Approval” has the meaning set forth in Section 6.11.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Expenses” means, without duplication, (i) the aggregate amount due and payable by the Group Companies as of the open of business on the Closing Date (which will include, for the avoidance of doubt, any such amounts that become due and payable as a result of the occurrence of the Closing) for all out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of Seller (to the extent such amounts are a liability of any Group Company) as a direct result of the consummation of the transactions contemplated by this Agreement, including any Advisory Fees and (ii) all amounts payable by any Group Company to any current or former employee, consultant or director solely as a result of the consummation of the transactions contemplated hereby under any “change of control,” retention, termination, severance or other similar arrangements (whether prior to, upon or after such consummation but excluding any such payment that is paid only upon a termination by the Company of employment after the Closing Date), including without limitation, the transaction incentives set forth on Schedule 1.1(b), plus any Taxes imposed on any of the Group Companies or their Affiliates with respect to any amounts described in clauses (i) and (ii); provided, however, that “Seller Expenses” shall exclude (a) any amounts payable by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(b) and (b) any amounts treated as Closing Date Indebtedness or included in the calculation of Net Working Capital (in each case, used in the calculation of the Estimated Purchase Price or the Purchase Price).

“Seller Incentive Plans” means, collectively, (i) all awards granted pursuant to any Incentive Share Purchase Agreement covering Common Series B Shares of Seller under the Fourth Amended and Restated Agreement of Limited Partnership of Seller, dated May 11, 2011, as amended from time to time, (ii) the Shadow Equity Plan and (iii) any other agreements Seller has with employees that provide for payments to employees of the Company that are calculated, in whole or in part, based upon the Purchase Price and that are payable in connection with the transaction contemplated by this Agreement.

“Shadow Equity Plan” means the TriZetto Corporation Amended and Restated Circle of Distinction Shadow Equity Plan, effective as of November 7, 2013.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means (a) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (b) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (d) the technology supporting, and the contents and audiovisual displays on any web sites, and (e) all documentation, including programmers’ notes and source code annotations, user manuals and training materials, in each case, strictly relating to use of any of the foregoing, including any translations thereof.

“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means negative $25,351,000.

“Tax” means (a) (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, service, ad valorem, profits, capital, premium, production, consumption, commercial rent, capital gains, business privilege, recording, inventory, merchandise, intangibles, transaction, title, business, deduction at source or other withholding or other tax, (ii) any impost, fee, levy, charge, or assessment, in each case, in the nature of taxes, (iii) any liability under unclaimed property, escheat or any similar Law, and (iv) any interest, penalties or additions in respect of the foregoing (whether disputed or not) or in respect to failure to comply with any requirement with respect to Tax Returns and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of any Contract to pay or assume any such amounts or to indemnify any other Person for such amounts (other than any such Contract, the principal purpose of which is not the allocation or sharing of any tax), any transferee or successor liability, the operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law).

“Tax Benefit Amount” means the product of (x) 39.5% times (y) the amount of Transaction Deductions.

“Tax Credits” means research and development credits, alternative minimum tax credits and foreign tax credits, each as determined for applicable Tax purposes.

“Tax Return” has the meaning set forth in Section 3.16(a).

“Termination Date” has the meaning set forth in Section 8.1(d).

“Top 40 Customer” has the meaning set forth in Section 3.8(c).

“Transaction Deductions” means the sum of all items of loss or deduction listed on the Example Statement, to the extent currently deductible for Tax purposes and without duplication, resulting from or attributable to (a) the costs and expenses set forth in clause (ii) of the definition of the Seller Expenses (regardless of whether such items remain unpaid as of Closing), (b) the repayment of Funded Indebtedness at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof) and (c) payment of legal, financial, advisory, accounting and other fees and expenses of the Group Companies in connection with this Agreement and the transactions contemplated hereby (other than any Advisory Fees). For this purpose, the Parties agree (i) to assume that 70% of any success based fees within the scope of Internal Revenue Service Revenue Procedure 2011-29 (which, for purposes hereof, shall include only the fees payable under the engagement letters with J.P. Morgan Securities LLC and Goldman, Sachs & Co., in each case, in connection with the Closing) are currently deductible, (ii) to assume that the percentage of each other line item listed on the Example Statement that is currently deductible is the percentage set forth opposite such line item and (iii) to calculate the Transaction Deductions in a manner consistent with the principles used in calculating the amounts set forth on the Example Statement. For the avoidance of doubt, the parties agree that any Advisory Fees shall not constitute, or result in, Transaction Deductions solely for purposes of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, and the Confidentiality Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.12(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a)(ii).

“Unpaid Seller Expenses” means the aggregate amount of Seller Expenses incurred and unpaid, whether accrued for or not, as of immediately prior to the Closing (which will include, for the avoidance of doubt, any such amounts that become due and payable as a result of the occurrence of the Closing).

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein; (ix) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (x) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xiii) the words “dollar” or “$” shall mean U.S. dollars; and (xiv) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire and accept from Seller, and Seller will sell, assign, transfer, convey and deliver to Buyer, the Shares free and clear of all Liens (other than clause (f) of the definition of Permitted Liens and other than those existing under applicable securities Laws).

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the open of business of the Company on a date to be specified by the Parties, which shall be no later than the later of the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Buyer and Seller. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date,” and the Closing shall be deemed to have occurred at the open of business on the Closing Date.

Section 2.3 Closing.

(a) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(i) all certificate(s) representing the Shares (to the extent certificated), duly endorsed in blank or accompanied by any other proper instrument of assignment endorsed in blank in proper form for transfer;

(ii) an executed termination agreement, terminating the Advisory Agreements;

(iii) the Debt Payoff Letters;

(iv) the Acknowledgement and Release Letters;

(v) written resignations of, or written consents validly removing, (A) each of the directors of the Group Companies and (B) each of the officers of the Group Companies designated in writing to Seller at least five Business Days prior to Closing; and

(vi) originals, to the extent available, or copies to the extent originals are not available, of the minute books, statutory registers, stock certificate books, share certificates and all documents establishing and tracing the title of all issued and outstanding shares or share capital for the Group Companies or reflecting any other transfers or repurchases of such shares.

(b) Deliveries by Buyer. At the Closing, Buyer shall pay the amounts set forth in Section 2.4 in accordance therewith.

(c) Other Deliveries. The Escrow Agreement, duly executed by the parties thereto, the closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing pursuant to Article 7 or otherwise will be exchanged.

Section 2.4 Purchase Price.

(a) Closing Date Payments. No later than three Business Days prior to the Closing, Seller shall deliver to Buyer a closing statement setting forth an item by item calculation of the Estimated Purchase Price in the form of the Example Statement (the “Closing Statement”). At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the following:

(i) $50,000,000 of cash (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date by and among Seller, the Company, Buyer and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”) as security for Seller’s obligations pursuant to Section 2.4(c) and (y) substantially in the form of Exhibit B attached hereto;

(ii) on behalf of Seller and the Group Companies, (x) the portion of the Closing Date Indebtedness that is Funded Indebtedness and (y) the Seller Expenses that are included in the Estimated Purchase Price, each as set forth on the Closing Statement and in accordance with the Debt Payoff Letters, invoices or other documents evidencing such amounts delivered to Buyer at least one Business Day prior to the Closing Date; and

(iii) to Seller, an amount equal to (A) the Estimated Purchase Price, minus (B) the Adjustment Escrow Amount.

(b) Determination of the Final Purchase Price.

(i) As soon as practicable, but no later than 55 days after the Closing Date, Buyer shall prepare and deliver to Seller, Buyer’s good faith (A) proposed calculation of the Net Working Capital (and the related Net Working Capital Adjustment, if any), (B) proposed calculation of the amount of Cash and Cash Equivalents, (C) proposed calculation of the amount of Closing Date Indebtedness, (D) proposed calculation of the amount of Unpaid Seller Expenses, (E) proposed calculation of the Tax Benefit Amount, and (F) proposed calculation of the Purchase Price, and, in each case, the components thereof and calculated in a manner consistent with the definitions thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. Buyer agrees to prepare the Proposed Closing Date Calculations in a manner consistent with the Accounting Principles, and, except with respect to any changes required by an underlying material change in facts or circumstances, Buyer shall not make any changes to the assumptions underlying the Accounting Principles (including levels of reserves used by the Group Companies with respect thereto). If Buyer fails to timely deliver any of the Proposed Closing Date Calculations in accordance with the foregoing, then, Seller shall have the right to retain (at the expense of Buyer) the Accounting Firm to provide an audit or other review of the Group Companies’ books, review the calculation of the Estimated Purchase Price and make any adjustments necessary thereto consistent with the provisions of this Section 2.4(b), the determination of the Accounting Firm being conclusive and binding on the Parties; provided, however, that Seller reserves any and all other rights granted to it in this Agreement. Within three Business Days of the delivery by Buyer of the Proposed Closing Date Calculations, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the excess, if any, of the Adjustment Escrow Funds over the difference between (x) the Estimated Purchase Price and (y) the proposed calculation of the Purchase Price proposed by Buyer in the Proposed Closing Date Calculations.

(ii) Seller shall have 30 days following receipt of the Proposed Closing Date Calculations to review such calculations (the “Review Period”). Seller may, on or prior to the last day of the Review Period, give to Buyer written notice of dispute, which sets forth its objections to Buyer’s calculation of the Proposed Closing Date Calculations (a “Purchase Price Dispute Notice”); provided, however, that in the event that Buyer does not make available to Seller documents, information or personnel pursuant to Section 2.4(b)(iii) within five days of request therefor (or such shorter period as may remain in such 30 day period), such 30 day period shall be extended by one day for each additional day required for Buyer to fully respond to such request. Unless Seller delivers a Purchase Price Dispute Notice to Buyer on or before the last day of the Review Period, Seller and the other Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital (and the related Net Working Capital Adjustment, if any), Cash and Cash Equivalents, Tax Benefit Amount, Closing Date Indebtedness, Unpaid Seller Expenses and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment). Prior to the end of the Review Period, Seller may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Buyer, in which case the Purchase Price will be finally determined when such notice is given. If Seller gives a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller. Any item not specifically disputed in the Purchase Price Dispute Notice shall be deemed final and binding on the Parties (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by Seller and Buyer). The Parties acknowledge and agree that Rule 408 of the Federal Rules of Evidence shall apply to Buyer and Seller during such 30-day period of negotiations and any subsequent dispute arising therefrom. If Seller and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Purchase Price Dispute Notice within such 30-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Seller to KPMG LLP or another independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on the Parties (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by Seller and Buyer) and the Parties shall deliver, within three Business Days of the delivery of the dispute notice submitted to the Accounting Firm, joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the excess, if any, of the Adjustment Escrow Funds over the aggregate value of such items submitted to the Accounting Firm; provided, that Seller shall not be deemed to have agreed with any items which are directly or indirectly impacted by the resolution of the items disputed in the Purchase Price Dispute Notice. The Accounting Firm shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Buyer and Seller to the Accounting Firm within 15 days after the engagement thereof (which the Accounting Firm shall forward to the other Party) and (iii) one written response submitted to the Accounting Firm within five Business Days after receipt of each such presentation (which the Accounting Firm shall forward to the other Party), and not on independent review, which such determination shall be conclusive and binding on Buyer and Seller. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Seller and Buyer, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.4(b)(ii). Such determination of the Accounting Firm shall be conclusive and binding upon the Parties absent fraud or manifest error. The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b)(ii), and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Tax Benefit Amount, Closing Date Indebtedness, Unpaid Seller Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Buyer shall, and shall cause each Group Company to, promptly make such Group Company’s financial records, supporting documents and work papers and personnel available to Seller and its accountants and other representatives (including the Accounting Firm) at reasonable times during the review by Seller of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations; provided that Seller has signed a customary confidentiality and hold harmless agreement relating to access to any such working papers in form and substance reasonably acceptable to the accountants of the Group Companies.

(iv) Buyer and Seller agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.4(b)(ii) or to compel any Party to submit any dispute arising in connection with this Section 2.4(b) to the Accounting Firm pursuant to and in accordance with the terms and conditions set forth in this Section 2.4(b), in each case, in any court of competent jurisdiction in accordance with Section 9.14. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided that any deadline or time period contained herein may be extended or modified by the written agreement of the Parties and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.4.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), (A) the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Seller the Adjustment Escrow Funds and (B) Buyer shall pay, or shall cause the Company to pay, to Seller the amount of the Actual Adjustment in wire transfer of immediately available funds.

(ii) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4(b), the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer an amount equal to the absolute value of such negative amount from the Adjustment Escrow Funds; provided that if the absolute value of such negative amount is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess funds remaining in the Adjustment Escrow Account (after payment to Buyer of the absolute value of such negative amount) to Seller. For the avoidance of doubt, the Adjustment Escrow Amount shall serve as the sole and exclusive source of recovery for any amounts owed to Buyer in connection with the final determination of the Purchase Price and Actual Adjustment pursuant to this Section 2.4.

(iii) Any amounts which are paid pursuant to this Section 2.4(c) will be treated as an adjustment to the Purchase Price for all purposes hereunder, except as otherwise required by applicable Law.

Section 2.5 Withholding. Notwithstanding anything in this Agreement to the contrary, any party (or its Affiliate or agent) is entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement, such amounts as the party (or its Affiliate or agent) is required to deduct and withhold with respect to the making of any such payment under any applicable provision of Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent any party (or its Affiliate or agent) deducts and withholds or causes to be deducted and withheld any such amounts, the party (or its Affiliate or agent) shall remit (or cause to be remitted) to the appropriate taxing authority all such amounts deducted and withheld or caused to be deducted and withheld.

Section 2.6 Allocation of Purchase Price. Buyer and Seller agree that a portion of the Purchase Price (equal to the liquidation value of the Preferred Units plus all accrued but unpaid dividends thereon as of the Closing Date under the limited liability company agreement of Midco) shall be allocated to the Preferred Units, and the remainder of the Purchase Price shall be allocated to the Common Stock. Except as in good faith required to settle or resolve any dispute with a taxing authority, neither Buyer nor Seller shall take any position inconsistent therewith on any Tax Return, before any Tax authority, or otherwise.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (without limiting or modifying in any respect the conditions set forth in Section 7.2) as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is a corporation, partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation, except where the failure to be so organized, validly existing and in good standing (or the equivalent thereof) would not reasonably be expected to be material to the business of the Group Companies, taken as a whole. Each Group Company has the requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its material assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be material to the business of the Group Companies, taken as a whole.

(b) Except as set forth on Schedule 3.1, each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c) True and correct copies of the Governing Documents of each Group Company, each as in effect on the date hereof, have been provided by Seller to Buyer.

Section 3.2 Capitalization of the Group Companies.

(a) The Common Stock comprises all of the Company’s authorized equity interests that are issued and outstanding. The Common Stock is all held beneficially and of record by Seller. The Preferred Units and the Midco Common Units comprise all of Midco’s authorized equity interests that are issued and outstanding. All of the Preferred Units are held beneficially and of record by Seller, and all of the Midco Common Units are held beneficially and of record by the Company. The Shares have been duly authorized and validly issued. Except for the Shares and the Midco Common Units, there are no outstanding (i) equity securities of the Company or Midco, (ii) securities of the Company or Midco convertible into or exchangeable for, at any time, equity securities of the Company or Midco and (iii) rights to acquire from the Company or Midco and no obligations of the Company or Midco to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company or Midco. Neither the Company nor Midco has at any time issued or granted, and there are no outstanding or authorized, options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or Midco containing any equity features, or Contracts, understandings or arrangements, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or the common units or preferred units of, or other equity or voting interests in, the Company or Midco, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights. Schedule 3.2(a) sets forth a complete and accurate list of each award outstanding under the Shadow Equity Plan, including for each such award, the recipient and the number of points subject to such award.

(b) Except as set forth on Schedule 3.2(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth on Schedule 3.2(b) or as set forth in its Governing Documents, to the extent applicable, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than clauses (d) and (e) of the definition of Permitted Liens and other than those existing under applicable securities Laws) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2(b), there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, and (iii) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

(c) Other than as set forth on Schedule 3.2(c), there are no outstanding or authorized, options, warrants, rights to subscribe to, purchase rights, calls or commitments made by any Subsidiary of the Company (other than Midco) containing any equity features, or Contracts, understandings or arrangements, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or the common units or preferred units of, or other equity or voting interests in, such Subsidiary of the Company, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document to which it is a party has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4 Consents and Approvals; No Violations. Except as set forth on Schedule 3.4, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for compliance with and filings under the HSR Act. Neither the execution, delivery and performance by the Company of any Transaction Document to which it is a party nor the consummation by the Company of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.4, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, consent, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Permit or Lease to which any Group Company is a party, (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets, (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon, or result in the loss or impairment of any Group Company’s rights in, any of the assets of any Group Company or (e) give rise to any payment or compensation to any employee or other service provider to the Group Companies, other than sale proceeds.

Section 3.5 Financial Statements.

(a) Attached hereto as Schedule 3.5 are true and complete copies of the following financial statements (such financial statements in clauses (i) and (ii) below, collectively, the “Financial Statements”):

(i) the audited consolidated balance sheet of TriZetto Corporation and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 and the related audited consolidated statements of income, cash flows and stockholder’s equity (including notes thereto) for the respective periods then ended; and

(ii) (A) the unaudited consolidated balance sheet of TriZetto Corporation and its Subsidiaries as of the Latest Balance Sheet Date (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows (including notes thereto) for the six-month period then ended and (B) the draft unaudited consolidated balance sheet of the Group Companies as of December 31, 2013 and the related unaudited consolidated statements of income, cash flows and stockholder’s equity (including attachments and notes thereto) for the period then ended (collectively, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.5, the Financial Statements (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of Unaudited Financial Statements covered by Section 3.5(a)(ii)(A), for the absence of footnotes and subject to normally recurring and non-material year-end adjustments and (y) fairly present, in all material respects, the consolidated financial position of TriZetto Corporation and its Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and to normally recurring and non-material year-end adjustments).

(c) Except as set forth on Schedule 3.5, the Additional Financial Statements (x) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and (y) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the date thereof and their consolidated results of operations for the respective periods then ended.

(d) Except as set forth on Schedule 3.5, (i) the audited balance sheet of TriZetto Services India Private Limited as of March 31, 2012, March 31, 2013 and March 31, 2014 the related audited statements of income and stockholder’s equity (including attachments and notes thereto) for the respective periods then ended and (ii) the audited balance sheet of TriZetto India Private Limited as of March 31, 2012, March 31, 2013 and March 31, 2014 and the related audited statements of income and stockholder’s equity (including attachments and notes thereto) for the respective periods then ended (collectively, the “Indian Financial Statements”) have been prepared in accordance with accounting principles generally accepted in India, including the Accounting Standards referred to in sub-section (3C) of section 211 of the Companies Act 1956 applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (y) fairly present, in all material respects, the financial position of TriZetto Services India Private Limited and TriZetto India Private Limited, respectively, as of the dates thereof and their results of operations for the periods then ended. True and complete copies of the Indian Financial Statements are set forth on Schedule 3.5.

Section 3.6 No Undisclosed Liabilities. No Group Company has any liabilities of the type that are required to be recorded or reflected in a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, other than (a) liabilities disclosed or provided for in the Financial Statements (including the notes thereto), (b) liabilities disclosed on Schedule 3.6, (c) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date or (d) liabilities incurred in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on January 1, 2014 and ending on the date of this Agreement, (a) there has not been any Company Material Adverse Effect, (b) each Group Company has conducted its business in the ordinary course of business, and (c) no action has been taken which, if taken after the date of this Agreement and prior to Closing, would constitute a violation of clauses (a), (b), (c), (d), (e), (f), (g), (h), (k) or (t) of Section 6.1 or Section 6.1(u) (but only to the extent connected to the aforementioned clauses of Section 6.1).

Section 3.8 Material Contracts.

(a) Except as set forth on Schedule 3.8(a) (collectively, the “Material Contracts”) and except for this Agreement and any Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i) loan agreement, credit facility, or other Contract pursuant to which any Group Company has made or will make any loans or advances, or has or will incur or become responsible for any Indebtedness;

(ii) guaranty, suretyship, security or similar Contract (whether or not legally binding) given by any Group Company, except for such Contracts solely among the Group Companies;

(iii) any indemnification Contract that is material to the Group Companies, taken as a whole, and entered into outside of the ordinary course of business

(iv) Contract restricting payment of dividends or distributions in respect of the capital stock or equity interests of any Group Company;

(v) Contract relating to the securities of any Group Company;

(vi) Contract (a) with any Top 40 Customer or (b) not with a Top 40 Customer but involving the provision of goods or services involving aggregate recurring consideration in excess of $3,000,000 for the twelve month period immediately prior to the date of this Agreement;

(vii) Contract (other than any Contract that can be terminated by any Group Company without notice and without severance or any other obligation or liability on the part of any Group Company (other than obligations arising under applicable Law)) for the employment or engagement of any officer or individual employee on a full time or part time basis (A) providing aggregate annual compensation that may exceed $200,000 or (B) otherwise restricting any Group Company’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or liability in excess of $100,000;

(viii) Contract governing the engagement of the top ten individual consultants of any Group Company for the twelve (12) month period immediately prior to the date of this Agreement;

(ix) collective bargaining agreement or other Contracts with any labor union representing employees of a Group Company;

(x) except as set forth on Schedule 3.11(a), any Contract pursuant to which any right (including, without limitation, rights of termination or rights to receive compensation), obligation, penalty or default is caused or triggered by, or results from, the change of control of any Group Company contemplated by this Agreement and which right, obligation, penalty or default would reasonably be expected to result in the loss of revenue, or expense to the Group Companies, in excess of $500,000;

(xi) Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(xii) Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by any Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $1,000,000;

(xiii) Contract (not otherwise contemplated by this Section 3.8(a)) requiring a Group Company to make payments in an amount greater than $1,000,000 per annum that is not terminable without penalty upon less than 90 days prior written notice by the applicable Group Company;

(xiv) Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Group Companies in an amount in excess of $1,000,000 individually;

(xv) partnership agreements and joint venture agreements relating to or involving the Group Companies (other than Governing Documents of any Group Company or any agreement between the Company and any other Group Company), or pursuant to which end products are developed that would be co-owned by a Group Company, on one hand, and a third party, on the other;

(xvi) Contract restricting any Group Company or any of its Affiliates from freely engaging in any line of business, competing with any Person or involving any restriction with respect to the scope or type of or geographic area of operations or business of any Group Company (other than by virtue of a customary provision for non-solicitation of employees entered into in commercial contracts in the ordinary course of business);

(xvii) Contract that binds or purports to bind Affiliates of the applicable contracting Group Company with respect to “most favored nations,” exclusive relations or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial contracts in the ordinary course of business) that would, in each case, impair in any way (other than in any de minimis respect) the ability of Buyer and its Affiliates (other than the Group Companies) to conduct their business after the Closing by virtue of the Group Companies’ becoming Affiliates of Buyer;

(xviii) Contract that relates to the disposition or acquisition of any securities or ownership interests or any material assets or properties by any Group Company (other than ordinary course accounts payable or licenses granted by any Group Company to its customers, vendors or strategic alliance partners, in each case, in the ordinary course of business), or any merger or business combination with respect to any Group Company (a) entered into since January 1, 2008 or (b) that includes continuing “earn out” or other contingent payment obligations after the date of this Agreement; or

(xix) Contract by which any Group Company (a) is licensed or otherwise granted use rights in the Intellectual Property Rights of any third party, (b) licenses or otherwise grants use rights in Owned Intellectual Property to any third party or (c) is materially restricted in its right to use or register Owned Intellectual Property, in each case specifically excluding (x) Contracts relating to any commercially available off-the-shelf Software for which a

Group Company pays aggregate fees of less than $250,000 in any calendar year, and (y) licenses granted by any Group Company to its customers, vendors, or strategic alliance partners, in each case, in the ordinary course of business.

(b) The Company has made available to Buyer a true and correct copy of all Material Contracts, together with all amendments, waivers or other changes thereto. Each Material Contract is in full force and effect and is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.8(b), (i) no Group Company and, to the Knowledge of the Company, no other party thereto, is in breach of, default or violation (other than de minimis breaches, defaults or violations) under, any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation (other than de minimis breaches, defaults or violations), (ii) no Group Company has received written notice from any third party indicating that it intends to terminate or refuse to renew or extend any of the Material Contracts, which written notice has not been rescinded or is otherwise not active and (iii) except as a result of the identity of Buyer and/or any actions taken by Buyer or any of its Affiliates, the consummation of the transactions contemplated hereby will not violate the terms of any Material Contract with any customer listed on Schedule 3.8(c).

(c) Schedule 3.8(c) lists each of the top 20 payor-side customers and top 20 provider-side customers of the Group Companies during the period commencing on June 30, 2013 and ending on June 30, 2014 (each a “Top 40 Customer”). Except as set forth on Schedule 3.8(c), no Top 40 Customer has canceled or otherwise adversely modified its relationship in any material respect with the Group Companies and (i) no Top 40 Customer has expressed in writing any intention to do so and (ii) there are no written notices of dissatisfaction or, to the Company’s Knowledge, threatened disputes outstanding with or from any Top 40 Customer.

Section 3.9 Litigation. Except as set forth on Schedule 3.9, there is no suit, litigation, arbitration, action, claim, investigation, enforcement, proceeding or similar action (each a “Proceeding”) pending or, to the Company’s Knowledge, threatened in writing against any Group Company or any of its respective directors or officers (in their capacity as directors or officers of a Group Company) or affecting its business, assets, properties or operations as currently conducted before any Governmental Entity. Except as set forth on Schedule 3.9, no Group Company is subject to any outstanding order, writ, injunction or decree. No Group Company has received any written notice of any potential claim which may affect the validity or legality of this Agreement or the transactions contemplated hereby, or the ability of the Group Companies or Seller to execute, deliver and perform this Agreement and the transactions contemplated hereby.

Section 3.10 Compliance with Applicable Law.

(a) Each Group Company is operating and has at all times during the last five years operated its business in compliance with all applicable Laws (other than Health Information Laws, which are addressed in Section 3.10(c) below), except for de minimis instances of non-compliance that have been (or can reasonably be) cured. During the last five years, no Group Company has received written notice from any Governmental Entity alleging any failure by it to comply with any Laws (other than Health Information Laws, which are addressed in Section 3.10(c) below). There is no outstanding or, to the Company’s Knowledge, threatened, order, writ, injunction or decree of any Governmental Entity or arbitration tribunal against or involving any Group Company, the operation of the business of the Group Companies or the Shares. To the Company’s Knowledge, no Group Company has entered into any Contract with Persons or associations that is in violation of applicable United States or Indian anti-trust Law. Notwithstanding the foregoing, this Section 3.10 does not relate to Intellectual Property Rights (which are the subject of Section 3.13).

(b) Except as set forth on Schedule 3.10(b), the Group Companies hold all permissions, registrations, accreditations, exemptions, permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities required to lawfully conduct its businesses as presently conducted and to own, operate, or use, as applicable, its assets and properties (collectively, the “Permits” and, individually, a “Permit”). All Permits are valid and subsisting in accordance with their terms and are in full force and effect. Each Group Company is in compliance with all Permits and has not committed any act or omitted to take any action that is likely to cause it to lose the benefit of or jeopardize the renewal of any Permit. There are no claims pending or, to the Company’s Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any Permits. Each Group Company is, and at all times during the last five years has been, in compliance with the terms and requirements of all Permits. To the Company’s Knowledge, no event has occurred or circumstance exists that may (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or nonrenewal of, or any modification to, any Permit. During the last five years, no Group Company has received any written notice from any Governmental Entity, accrediting body or any other Person regarding (x) any actual, alleged, possible or potential material violation of or material failure by a Group Company to comply with any term or requirement of any Permit or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Permit. All applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities or accrediting bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities or accrediting bodies, except, in each case, as would not reasonably be expected to affect the operation of the Group Companies’ business, as presently conducted, in more than a de minimis manner. To the Company’s Knowledge, there is no reasonable basis to expect that any Permits will not be reissued or transferred, in each case on materially similar terms as currently existing, if required as a result of the execution of this Agreement and/or the consummation of the Transactions.

(c) Except as set forth on Schedule 3.10(c): (i) the Group Companies are, and at all times during the last five years have been, in material compliance with all applicable Health Information Laws, in each case to the extent such Health Information Laws require compliance by the applicable the Group Company, and have (x) performed a risk assessment of the appropriate administrative and technical safeguards with respect to the health information it maintains or transmits as appropriate under the Health Information Laws, (y) used their commercially reasonable efforts to mitigate risks identified in such risk assessment in all respects necessary to ensure that the applicable the Group Company is in compliance with the safeguard requirements of the Health Information Laws, and (z) during the last five years have maintained all individually identifiable health information, including protected health information (as defined under HIPAA at 45 C.F.R. § 160.103), governed by the Health Information Laws and in accordance with the Health Information Laws; (ii) the Group Companies are, and at all times have been during the last five years, in material compliance with the terms of the Business Associate Contracts (as defined under HIPAA at 45 C.F.R. §§ 164.308(b) and 164.314(a)) to which such Group Companies are a party or otherwise bound; (iii) the Group Companies have not received any written complaints or notices from the U.S. Department of Health and Human Services, U.S. Office for Civil Rights, or any other Governmental Entity regarding the Group Companies’ compliance with the Health Information Laws, and during the last five years no security breach or other incident has occurred that could reasonably be expected to result in any such complaints or notices; and (iv) none of the Group Companies and, to the Company’s Knowledge, no Business Associate (as defined under HIPAA at 45 C.F.R. § 160.103) of any of the Group Companies, is the subject of, or a party to, any civil, criminal or administrative proceeding or investigation by a Governmental Entity in connection with any actual or potential violation of the Health Information Laws (other than routine surveys or reviews). For purposes of this Agreement, “Health Information Laws” means all federal and state Laws relating to the privacy and security of patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time (collectively, (“HIPAA”)).

(d) None of the Group Companies is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity. Additionally, none of the Group Companies or any of their respective officers or directors or, as of August 1, 2014 (and, to the Knowledge of the Company, thereafter) employees: (i) has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Company’s Knowledge, is subject to a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion, or (ii) has engaged in activities in connection with such Person’s duties as an officer, director or employee of any Group Company, which activities are, as applicable, cause for false claims liability, civil penalties or mandatory or permissive exclusion from any U.S. state or federal healthcare program.

Section 3.11 Employee Plans.

(a) Schedule 3.11(a) lists all material Employee Benefit Plans and, to the Knowledge of the Company, all Employee Benefit Plans. Except for the Seller Incentive Plans, to the Knowledge of the Company, no Key Employee or current executive officer of the Group Companies participates in or receives (or is eligible to receive) any material compensation or material benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Seller or any Affiliate of Seller other than the Company or its Subsidiaries.

(b) The Group Companies have made available to Buyer a true and complete copy, as applicable, of (i) each Employee Benefit Plan (including any amendments thereto) set forth on Schedule 3.11(a) and descriptions of all material terms of any such plan that is not in writing, (ii) the most recent annual reports with accompanying schedules and attachments, filed with respect to each Employee Benefit Plan required to make such a filing, (iii) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter or opinion letter with respect to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations relating to any Employee Benefit Plan for the previous three plan years, and (vi) the most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Employee Benefit Plan. Except as set forth in the documents made available to Buyer in accordance with this Section 3.11(b) or on Schedule 3.11(b), no Group Company has any plan or commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan.

(c) No Employee Benefit Plan is, and no Group Company contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a Multiemployer Plan, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (v) a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as provided in any employment agreement or severance plan or agreement set forth in Schedule 3.11(a), no Group Company has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, welfare or life insurance benefits to any current or former employees or directors of any Group Company (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee or director, other than health continuation coverage pursuant to COBRA. No Group Company has incurred or may incur any liability or obligation, with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is not sponsored by such Group Company by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than any Group Company, including without limitation, under Title IV of ERISA or COBRA.

(d) Except as set forth on Schedule 3.11(d), each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. All material payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in accordance with the requirements of applicable Law or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with GAAP. Except as set forth on Schedule 3.11(d), no material Proceeding is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Employee

Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course of business). With respect to each Employee Benefit Plan, (i) to the Company’s Knowledge, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred, and (ii) no Lien has been imposed under the Code, ERISA or any other applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that could reasonably be expected to result in material liability to any Group Company.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to result in the loss of the qualified status of any such Employee Benefit Plan. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. To the Company’s Knowledge, (i) each of the Employee Benefit Plans that provides medical, dental and/or prescription benefits is insured by bona fide third-party insurers and (ii) no Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.

(f) To the Company’s Knowledge, no Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law (including, without limitation, any excise tax under Chapter 43 of the Code). Except as set forth on Schedule 3.11(f), no Group Company has made any filing in respect of any Employee Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(g) Except as set forth on Schedule 3.11(g), no Employee Benefit Plan, and neither any Group Company nor any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h) Except as set forth on Schedule 3.11(h), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (where such event alone would not have such effect) will (i) entitle any current or former employee, consultant or director of any Group Company to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(i) Each material Employee Benefit Plan that is governed by the Laws of any jurisdiction other than the United States or provides compensation (other than base compensation or base wages) or benefits to any employee or former employee of any Group Company (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is identified as such on Section 3.11(i). With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all material contributions to such Foreign Benefit Plan have been timely paid or made in accordance with the requirements of applicable Law or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with GAAP, (iii) such Foreign Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, and (iv) there are no pending or, to the Company’s Knowledge, threatened investigations by any Governmental Entity, Proceedings or claims (except for claims for benefits in the ordinary course of business) against such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

(j) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(k) Except as set forth on Schedule 3.11(k), there is no Contract, agreement, plan or arrangement to which any Group Company is a party which requires any Group Company to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(l) The Company’s Employee Benefit Plans are and have at all relevant times been maintained in operational and documentary compliance with the requirements of Section 409A of the Code and the regulations thereunder or an applicable exception thereto, and the Company has not reported, nor to the Company’s Knowledge, will the Company be required to report, any violations of Section 409A of the Code with respect to compensation paid to its employees, directors or consultants.

Section 3.12 Environmental Matters.

(a) The Group Companies are in compliance with all applicable Environmental Laws.

(b) There has been no treatment, storage, disposal or release of or exposure of any Person to any Hazardous Materials on any properties owned or leased by any Group Company or as a result of any activity of the Group Companies during the time such properties were owned or leased by any Group Company, in each case so as to give rise to any liability (other than de minimis liabilities) for the Group Companies under any applicable Environmental Law.

(c) The Group Companies hold all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the lawful conduct of their respective businesses as presently conducted.

(d) No Group Company has received in the last five years any notice of any violation of, or liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(e) This Section 3.12 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a true and complete list of all registered trademarks, service marks or trade names, applications to register trademarks and service marks, issued patents, patent applications, registered copyrights, applications to register copyrights and domain name registrations, in each case, owned or filed by or on behalf of the Group Companies on the date hereof (collectively, “Company Registered IP”), specifying as to each such item, the owner, the jurisdiction, the application, and the registration or issuance number. All right, title and interest in and to all Company Registered IP, and all other Intellectual Property Rights necessary for or used in the business or operations of the Group Companies as presently conducted, (collectively, “Company Intellectual Property”) is owned by the Group Companies free and clear of all Liens, except for Liens listed in Schedule 3.13(a), or, to the Company’s Knowledge, is used or held for use in the business or operations of the Group Companies pursuant to a valid license. There is no pending or, to the Company’s Knowledge, threatened Proceeding that challenges the validity, enforceability, registration, ownership or use of any of the Company Registered IP, and each item of material Company Registered IP is subsisting and has not been abandoned or cancelled, has been maintained effective by all requisite filings, renewals and payment and remains in full force and effect.

(b) The Group Companies have taken all commercially reasonable steps to maintain and protect the Owned Intellectual Property, including the confidentiality of all trade secrets and confidential proprietary information, as well as all other information of the Group Companies that derives economic value (actual or potential) from not being generally known to third persons, including taking all commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks; provided that Buyer acknowledges that no member of the Group Companies was under any obligation to file or apply for protection of, or register, any Intellectual Property Rights. Except as set forth on Schedule 3.13(b), the Group Companies have been and are currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws, and, to the Company’s Knowledge, no equityholder, officer, or director of the Group Companies, has engaged in any act on behalf of such entity that violates any Information Privacy and Security Laws. None of the Group Companies has received any written notice from any Governmental Entity of any violation of any Information Privacy and Security Laws by any of the Group Companies in the last three years. The Group Companies have established and maintain commercially reasonable data and information security programs and privacy policies. The

Group Companies have at all times during the last three years complied in all material respects with any rules, policies and procedures established by the Group Companies from time to time with respect to privacy, data security, or collection and use of personal information and user information gathered or accessed in the course of the operations of the Group Companies. In the last three years, none of the Group Companies has (i) made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information that, individually or in the aggregate, compromises the security or privacy of such Personal Information or (ii) otherwise acted in a manner that, in each case, would trigger a notification or reporting requirement under any Information Privacy and Security Laws. In the last three years, none of the Group Companies has notified, either voluntarily or as required by Law, any affected individual, any Governmental Entity, or the media, of any breach of Personal Information, and none of the Group Companies is planning to conduct any such notification or investigating whether any such notification is required.

(c) Except as set forth on Schedule 3.13(c), (i) the Group Companies have secured valid written assignments from all consultants and contractors who have contributed to the creation or development of Owned Intellectual Property (including Owned Software), of any rights to such contributions that the Group Companies do not already own by operation of Law and (ii) no employee of any of the Group Companies involved in the development of Owned Intellectual Property has any ownership right in or to any such Intellectual Property Rights developed for, or on behalf, of the Group Companies.

(d) Except as set forth on Schedule 3.13(d): (i) (A) to the Company’s Knowledge, the Group Companies are not infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property Rights of any third party, (B) there is no pending or, to the Company’s Knowledge, threatened Proceeding involving an allegation that any Group Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any third party and (C) no Group Company has received in the three years prior to the date hereof any written notice or claim asserting any such infringement, dilution, misappropriation or other violation; (ii) (A) to the Company’s Knowledge, no third party is misappropriating, diluting, infringing upon or otherwise violating any Owned Intellectual Property, (B) there is no pending or threatened Proceeding involving an allegation any such misappropriation, dilution, infringement or other violation and (C) no Group Company has sent in the three years prior to the date hereof any written notice or claim asserting any such misappropriation, dilution, infringement or other violation; and (iii) none of the Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Group Companies.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the Group Companies granting to any Person any rights or licenses to any Owned Software which is distributed to any third party including any Owned Software that is included in the Company’s products that are distributed or made available by the Group Companies as of the date hereof, as set forth in Schedule 3.13(e) (the “Company Product Software”), including any source code therefor. The Group Companies are in actual possession of or have necessary control over the source code and object code for all proprietary components of the Company Product Software, and the Group Companies have not disclosed source code to the Company Product Software to any Person other than pursuant to written confidentiality terms that protect the Group Companies’ rights in such Company Product Software or pursuant to a written escrow agreement.

(f) Except as set forth in Schedule 3.13(f), none of the Company Product Software incorporates or is comprised of or is distributed with any Open Source Software (or is otherwise subject to the provisions of any “open source” license agreement) in a manner that: (i) causes the Group Companies to have any duty or obligation to deliver, license or make available the source code for the Company Product Software to any Person (and no event has occurred, and no circumstance or condition exists under any such license agreement or Contract granting rights to Open Source Software that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Product Software to any Person), (ii) materially limits the Group Companies freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer such Software by its terms (and not by operation of Law). The Group Companies have not knowingly included or inserted into any Company Product Software that is owned by a Group Company any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to such Company Product Software to an authorized user.

(g) The Group Companies own, or are licensed or otherwise possesses the valid right to use, free and clear of all Liens (except Permitted Liens), all of the IT Assets. The IT Assets of the Group Companies (i) are, in the reasonable business judgment of the Group Companies, adequate to conduct the business of the Group Companies as currently conducted and, within the last three years, (A) there have been no material performance reductions or breakdowns or logical or physical intrusions to any IT Assets or losses of data, and (B) no part of the IT Assets has experienced material disruptions, malfunctions, or errors, (ii) are, in the reasonable business judgment of the Group Companies, sufficient for the immediate and reasonably foreseeable needs of their businesses, and (iii) to the Company’s Knowledge, do not contain any self-help code or unauthorized code. The Group Companies have implemented commercially reasonable measures to protect the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Group Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to their IT Assets designed to maintain, to the extent practicable, uninterrupted operation of the business of the Group Companies. All IT Assets are covered by reasonable maintenance agreements, and the consummation of the transactions contemplated hereby will not adversely affect any Group Company’s entitlement to the benefit of such arrangements or require additional payments or consents of other Persons. In the three years prior to the date of this Agreement, to the Company’s Knowledge, there has not been any access, use, or modification by any unauthorized Person of any Software that is an IT Asset (including any data), or fraud committed by use or abuse of the IT Assets. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 3.13(g) shall apply to information governed by Health Information Laws.

Section 3.14 Labor Matters.

(a) No Group Company is or has at any time during the last five years been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against any Group Company, and no Group Company has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the last five years. There are no labor unions or other organizations representing, purporting to represent and, to the Company’s Knowledge, no union organization campaign is in progress with respect to, any employees of any Group Company in their capacity as such. There are no (i) unfair labor practice charges before the National Labor Relations Board or any other Governmental Entity or (ii) material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Company’s Knowledge, threatened against any Group Company by or on behalf of any employees of any Group Company.

(b) During the five years prior to the date of this Agreement, no Group Company has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company.

(c) The Group Companies are in compliance in all material respects with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages, social security contributions, hours, pay equity, discrimination in employment or harassment, retaliation, human rights, immigration, termination, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. No Group Company is a party to, or otherwise bound by, any consent decree with, or citation any Governmental Entity relating to employees or employment practices.

(d) Except as would not reasonably be expected to result in a material liability to any Group Company: (i) Each Group Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP or applicable Law all wages, salaries, commissions and bonuses due to or on behalf of such employees, (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any Persons currently or formerly employed by any Group Company and (iii) no Group Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(e) There are no material liabilities, whether contingent or absolute, of any Group Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f) The Company has made available to Buyer a true, correct and complete list of the names/employee numbers and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Group Companies and each such employee’s treatment by the Group Company as exempt or non-exempt from the application of state and federal wage and hour Laws relating to the payment of overtime. No executive or Key Employee of the Group Companies has informed any Group Company in writing of any plan to terminate employment with any Group Company and, to the Company’s Knowledge, no such Person or Persons have any plans to terminate employment with any Group Company.

(g) The Company has made available to Buyer a list of all individual independent contractors and individual consultants currently engaged by any Group Company who are expected to earn in excess of $200,000 during the twelve-month period ended December 31, 2014, along with the position, date of retention and rate of remuneration for each such Person. Except as would not reasonably be expected to result in a material liability to any Group Company, each Group Company has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

Section 3.15 Insurance. Schedule 3.15 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement (the “Policies”). All of the Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid. No Group Company is in breach or default, and no Group Company has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. As of the date hereof no written notice of cancellation or termination has been received by any Group Company with respect to any such Policy. The Group Companies and their respective assets and properties are insured in amounts no less than as required by applicable Law and any Contract to which any Group Company, as applicable, is a party. No pending claims made by or on behalf of the Group Companies under the Policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. The Group Companies have not been refused any insurance with respect to its assets or operations, nor has any of their coverage been limited, by any insurance carrier to which any of them has formally applied for any such insurance or with which it has carried insurance. For any insurance policy with a “claims-made” reporting trigger, the Group Companies have reported all claims and all circumstances which may give rise to any claim (as “claim” is defined in such insurance policy) to any respective insurance carrier.

Section 3.16 Tax Matters. Except as set forth on Schedule 3.16:

(a) each Group Company has prepared and duly filed with the appropriate domestic, federal, state, local and foreign taxing authorities all income and other material tax returns, information returns, statements, forms, filings and reports, including any amendments thereof and any attachments thereto (each a “Tax Return” and, collectively, the “Tax Returns”), required to be filed with respect to each Group Company, all such Tax Returns are correct and complete in all material respects, and each Group Company has timely paid all material Taxes owed or payable by it, including Taxes which any Group Company is obligated to withhold;

(b) there are no Liens for Taxes (other than Permitted Liens) or (to the extent the Group Company has received written notice thereof from an applicable taxing authority) pending Liens for Taxes on any of the assets of a Group Company;

(c) no Group Company is the subject of a current or (to the extent the Group Company has received written notice thereof from an applicable taxing authority) pending dispute, audit or examination with respect to a material amount of Tax;

(d) no Group Company has consented to extend the time, or is subject to any extension of time, in which any material amount of Tax may be assessed or collected by any taxing authority, which extension has not expired;

(e) no Group Company has received any written notice from a taxing authority of a proposed adjustment, deficiency, or underpayment of a material amount of Tax which has not been satisfied by payment or been withdrawn;

(f) to the Company’s Knowledge (and since January 1, 2009, without qualification by the Company’s Knowledge), no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to material taxation by that jurisdiction;

(g) no Group Company has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof or that could be part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the transactions contemplated hereby;

(h) to the Company’s Knowledge (and since January 1, 2009, without qualification by the Company’s Knowledge), no Group Company has participated in any “listed transaction” or any “reportable transaction” within the meaning of Section 6011 or Section 6707A of the Code and the Treasury Regulations promulgated thereunder (other than any reportable transaction disclosed on a Tax Return);

(i) no Group Company has requested an extension of time (other than any extension of time not requiring the consent of a taxing authority) for filing a Tax Return that has not since been filed;

(j) no Group Company has received or requested a letter ruling from the Internal Revenue Service (or a similar material ruling from any taxing authority);

(k) no Group Company has any material liability under Section 482 of the Code (or any similar provision of state, local or foreign Law);

(l) each Group Company has complied in all material respects with information reporting (including Internal Revenue Service Form 1099), documentation and record maintenance requirements under applicable Tax Law, including with respect to Tax withholding, sales Taxes, and transfer pricing (including Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder);

(m) (i) the amount of Tax liabilities (other than deferred income tax liabilities that reflect timing differences between book income and taxable income, and taking into account any netting required or permitted under relevant accounting principles), as of December 31, 2013 of the Group Companies did not exceed the amount of such net Tax liabilities set forth on the face of the Financial Statements as of December 31, 2013 (rather than in any notes thereto); (ii) the Latest Balance Sheet appropriately reflects Tax liabilities of the Group Companies as of the Latest Balance Sheet Date in accordance with GAAP applied on a consistent basis; and (iii) since December 31, 2013, no Group Company has incurred any material Tax liabilities other than in the ordinary course of business and in accordance with the most recent past practice of the Group Companies in filing their Tax Returns;

(n) no Group Company will be required, in respect of the taxable year of the applicable “controlled foreign corporation” within the meaning of Section 957 of the Code that includes the Closing Date, to include any amount in gross income under Section 951(a) of the Code (or any similar provision of state or local Tax Law) that is related or attributable to (i) “subpart F income” (within the meaning of Section 952 of the Code or any similar provision of state or local Tax Law) of any Group Company with respect to a period (or portion thereof) ending on or before the Closing Date or (ii) “United States property” (within the meaning of Section 956 of the Code or any similar provision of state or local Tax Law) held by any Group Company on or before the Closing Date;

(o) no Group Company has any liability for the Taxes of any Person other than the Group Companies under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract (including any Tax sharing, Tax allocation, or Tax indemnification agreement but other than any commercial Contract entered into in the ordinary course of business (including for the avoidance of doubt any credit agreement) and the principal purpose of which is not Taxes), no Group Company is a party to any Tax sharing, Tax allocation, or Tax indemnification agreement which could give rise to any liability on the part of any of the Group Companies (other than any customary commercial agreement not primarily related to Taxes), and to the Company’s Knowledge (and since January 1, 2009, without qualification by the Company’s Knowledge), no Group Company has been included in any affiliated, consolidated, unitary, combined or similar group that has had a common parent that is not currently a Group Company;

(p) no Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date, pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any similar agreement) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date; (v) “intercompany transaction” or “excess loss account” within the meaning of Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign Law) arising on or prior to the Closing Date; (vi) improper method of accounting used on or prior to the Closing Date; or (vii) prepaid income or deferred revenue received or accrued outside the ordinary course of business on or prior to the Closing Date;

(q) no election has been made under Treasury Regulations Section 301.7701-3 for any Group Company (other than Midco) to be classified other than under its default classification, and an election has been made under Treasury Regulations Section 301.7701-3 for Midco to be classified as a corporation;

(r) no Group Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(s) to the Company’s Knowledge (and since January 1, 2009, without qualification by the Company’s Knowledge), no Group Company has been a resident for Tax purposes, has engaged in a trade or business, has had an office or fixed place of business, or has had a permanent establishment, in each case, in any country other than the country under the Laws of which it is organized;

(t) no Group Company (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code (excluding a corporation described in Section 1297(d) of the Code), (ii) is a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) has elected under Section 897(i) of the Code to be treated as a “domestic corporation;”

(u) no Group Company is treated under Section 7874(b) of the Code as a “domestic corporation,” is an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code, or is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code;

(v) no Group Company was created or organized both in the United States and in a foreign jurisdiction; and

(w) no Group Company has made a “covered asset acquisition” within the meaning of Section 901(m)(2) of the Code.

This Section 3.16, Section 3.7 (to the extent relating to Section 6.1) and so much of Section 3.11 as relates to Taxes contain the sole and exclusive representations and warranties of the Company with respect to Tax matters.

Section 3.17 Brokers. No broker, finder, financial advisor or investment banker, other than J.P. Morgan Securities LLC and Goldman, Sachs & Co. (whose fees shall be included as Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

Section 3.18 Real Property.

(a) No Group Company owns, directly or indirectly, any real property or interests in real property. No Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Group Companies.

(b) Schedule 3.18(b) sets forth (whether as lessee or lessor) a list of all leases (each a “Lease”) of real property (the “Leased Property”) to which any Group Company is a party or by which any of them is bound. The Company has made available to Buyer a true and correct copy of all Leases, together with all amendments, waivers or other changes thereto. Except as set forth on Schedule 3.18(b), each Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). No Group Company and, to the Knowledge of the Company, no other party thereto, is in breach of, or default or violation under, any Lease and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation. Except as set forth on Schedule 3.18(b), during the period beginning on January 1, 2014 and ending on the date of this Agreement, no Group Company has received written notice of any default under any Lease.

(c) Except as set forth on Schedule 3.18(c), no Group Company has subleased or otherwise granted any Person the right to use or occupy any Leased Property. No Group Company has collaterally assigned or granted any other security interest in the Leased Property or any interest therein.

Section 3.19 Assets. Each Group Company has good title to, or a valid leasehold interest in or license to, the tangible personal property used in the operation of the business of the Group Companies as presently conducted (collectively, the “Assets”), in each case, free and clear of any Liens except for Permitted Liens. The Assets are fit for the purposes for which they are used or intended to be used in connection with the provision of the services to be provided by Buyer and its Affiliates and are sufficient for the operation of the business of the Group Companies as presently conducted. All of the Assets, owned or leased, are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such defects as would not interfere with the intended use thereof in connection with the provision of the services to be provided by Buyer and its Affiliates. All of the Assets shall be owned by or available for use by each Group Company immediately after the Closing on terms and conditions identical to those under which such Group Company owned or used the Assets immediately prior to the Closing.

Section 3.20 Transactions with Affiliates. Schedule 3.20 sets forth all Contracts or arrangements (“Affiliate Transactions”) between any Group Company, on the one hand, and Affiliate or other equityholder of the Group Companies (other than any Group Company or any employee of any Group Company), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 3.20, none of the Group Companies and their respective Affiliates, directors or officers or, to the Company’s Knowledge, employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a client, supplier, customer, lessor, lessee, or competitor of any Group Company; provided, that ownership of five percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.20. Each of such Affiliate Transaction was entered into and has heretofore been conducted on bona fide arm’s-length terms and that there exist no circumstances for any transfer pricing related adjustments. All legal formalities have been fulfilled with respect to each of such Affiliate Transaction, including any required filings with, or approvals by, any Governmental Entity.

Section 3.21 No Unlawful Payments. None of any Group Company, any of their respective directors, officers, employees or agents or any other Person acting on behalf of any Group Company has (in the case of directors, officers, employees, agents and other Persons acting on behalf of any Group Company, in connection with acting on behalf of a Group Company) (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) taken any action (a) in furtherance of an offer, provision, payment, or promise to pay anything of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity, agency or instrumentality, or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper business advantage for any Group Company; or (b) that would otherwise violate any applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott Laws, including any provision of the U.S. Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, or any provision of the Bribery Act 2010 of the United Kingdom; (iv) made of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) given or agreed to give, directly or indirectly, any gift or similar benefit to any governmental employee which (x) if not given in the past, would have been reasonably expected to, individually or in the aggregate, have had a Company Material Adverse Effect; or (y) if not continued in the future, would be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE GROUP COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, WITHOUT

LIMITING THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 3, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. FURTHER, THE GROUP COMPANIES HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (without limiting or modifying in any respect the conditions set forth in Section 7.2) as follows:

Section 4.1 Authority. Seller has the requisite limited partnership power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited partnership action on the part of Seller. Each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that each such Transaction Document to which Seller is a party has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Seller in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2 Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) those the failure of which to obtain or make would not prevent or materially delay the Closing and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance of each Transaction Document to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any order, writ, injunction, decree,

Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) and (c) above, would not prevent or materially delay the Closing.

Section 4.3 Title to the Shares; Ownership of Seller. As of immediately prior to the Closing, Seller will own of record and beneficially all of the Shares, and Seller will have good and marketable title to the Shares, free and clear of all Liens (other than Liens to be discharged upon the repayment of Closing Date Indebtedness pursuant to Section 2.4 and other than Liens existing under applicable securities Laws).

Section 4.4 Capitalization of the Group Companies.

(a) The Common Stock comprises all of the Company’s authorized equity interests that are issued and outstanding. The Common Stock is all held beneficially and of record by Seller. The Preferred Units and the Midco Common Units comprise all of Midco’s authorized equity interests that are issued and outstanding. All of the Preferred Units are held beneficially and of record by Seller, and all of the Midco Common Units are held beneficially and of record by the Company. The Shares have been duly authorized and validly issued. Except for the Shares and the Midco Common Units, there are no outstanding (i) equity securities of the Company or Midco, (ii) securities of the Company or Midco convertible into or exchangeable for, at any time, equity securities of the Company or Midco and (iii) rights to acquire from the Company or Midco and no obligations of the Company or Midco to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company or Midco. Neither the Company nor Midco has at any time issued or granted, and there are no outstanding or authorized, options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or Midco containing any equity features, or Contracts, understandings or arrangements, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or the common units or preferred units of, or other equity or voting interests in, the Company or Midco, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights. Schedule 4.4(a) sets forth a complete and accurate list of each award outstanding under the Shadow Equity Plan, including for each such award, the recipient, the grant date, and the number of points subject to such award.

(b) Except as set forth on Schedule 4.4(b), no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Except as set forth on Schedule 4.4(b) or as set forth in its Governing Documents, to the extent applicable, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, are free and clear of any Liens (other than clauses (d) and (e) of the definition of Permitted Liens and other than those existing under applicable securities Laws) and are owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 4.4(b), there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, and (iii) rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

(c) Other than as set forth on Schedule 4.4(c), there are no outstanding or authorized, options, warrants, rights to subscribe to, purchase rights, calls or commitments made by any Subsidiary of the Company (other than Midco) containing any equity features, or Contracts, understandings or arrangements, compensatory equity or equity-linked interests with respect to the common stock, preferred stock or other capital stock of, or the common units or preferred units of, or other equity or voting interests in, such Subsidiary of the Company, including without limitation, any options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.

Section 4.5 Litigation. There is no Proceeding pending or, to Seller’s actual knowledge, threatened in writing against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing. Seller is not subject to any outstanding order, writ, injunction or decree that would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.

Section 4.6 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 4 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date (without limiting or modifying in any respect the conditions set forth in Section 7.3) as follows:

Section 5.1 Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize each Transaction Document to which Buyer is a party or to consummate the transactions contemplated thereby. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. Each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming that each such Transaction Document has been duly and validly authorized, executed and delivered by the other parties thereto), enforceable against Buyer in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the accuracy of the representations and warranties of the Company and Seller in Section 3.3 and Section 4.2, respectively, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of any of the Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated thereby, except for (i) compliance with and filings under the HSR Act and (ii) those set forth on Schedule 5.3. Neither the execution, delivery and performance of any of the Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is or will be a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective material properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated thereby.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or any Group Company may become liable.

Section 5.5 Sufficient Funds. Buyer has, and will have on the Closing Date and at the Closing, sufficient cash available to make the payments required under Section 2.4 (including to pay the Purchase Price, any Funded Indebtedness, the Unpaid Seller Expenses and the fees and expenses of Buyer related to the transactions contemplated hereby) and any other amounts incurred or otherwise payable by Buyer in connection with the transactions contemplated hereby, and there is no restriction on the use of such cash for such purposes. Buyer has the financial resources and capabilities to fully perform its obligations under this Agreement, and there is no circumstance or condition that, individually or in the aggregate with all other circumstances or conditions, could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing. Buyer acknowledges and agrees that its obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, this Section 5.5 takes into account the Parent Guarantee.

Section 5.6 Acquisition of Equity For Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to the purchase of the Shares which Buyer has requested, and the Company has provided Buyer and its representatives the opportunity to ask questions of the officers and management employees of the business and to acquire additional information about the business and financial condition of the Group Companies. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable United States prospectus and registration requirements, except pursuant to an exemption therefrom under applicable United States securities Laws.

Section 5.7 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Group Companies. Buyer is Solvent as of the date of this Agreement and, assuming (a) the accuracy of the representations and warranties of the Company in Article 3 and (b) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, Buyer and each of the Group Companies (on both a stand-alone and on a combined basis) will, immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price, Funded Indebtedness, Unpaid Seller Expenses, all other amounts required to be paid, borrowed or refinanced in connection with the consummation of the transactions contemplated by this Agreement and all related fees and expenses, be Solvent at and after the Closing Date.

Section 5.8 Acknowledgment and Representations by Buyer. Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to all information about the Group Companies and their respective businesses and operations as Buyer and its representatives and advisors have requested. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Group Companies. Except as contemplated by this Agreement or in Schedule 6.1 or as required by Law, from and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall and shall cause each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary course of business in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (ii) not take any action which would have, or omit to take any action the omission of which would have, a Company Material Adverse Effect, and (iii) use commercially reasonable efforts to maintain and preserve intact its business, material assets and properties and the present commercial relationships with its suppliers, distributors and customers and other key Persons with whom it does business. Without limiting the generality of the foregoing, during the period from the date hereof until the Closing Date, without the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not, and Seller shall cause the Group Companies not to:

(a) issue or sell any equity securities or debt securities of any Group Company;

(b) directly or indirectly purchase, redeem or otherwise acquire or dispose of any capital stock of any Group Company;

(c) split, combine or reclassify any of the outstanding shares or classes of capital stock of any Group Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company;

(e) declare, set aside or pay any dividend or other distribution, except for the declaration and payment of any cash dividend or distribution of cash equivalents by the Company, so long as any such cash dividends or distributions are made prior to the Closing;

(f) incur, assume or guarantee any Indebtedness or make any loans or advances to, any other Person, except for (i) Indebtedness among the Group Companies or (ii) capital leases entered into by the Group Companies in the ordinary course of business;

(g) subject any of the Group Companies’ material assets (real, personal or mixed, tangible or intangible, including the Owned Intellectual Property) to any Lien, except for Permitted Liens;

(h) permit or allow the sale, lease, license, transfer, abandonment, lapse, cancellation or disposition of any of the Group Companies’ material assets (real, personal or mixed, tangible or intangible, including the Owned Intellectual Property), or disclose any trade secrets or other proprietary information, in each case, other than in the ordinary course of business;

(i) make any commitments for capital expenditures that aggregate in excess of $500,000;

(j) make any amendments to the Governing Documents of any Group Company;

(k) make any change in the Group Companies’ accounting methods or practices, other than as required by GAAP;

(l) enter into any partnership, limited liability company or joint venture agreement (provided that, for the avoidance of doubt, this clause (l) shall not prohibit any Group Company from entering into customary channel agreements, business partner agreements, reseller agreements, co-branding agreements or similar agreements entered into in the ordinary course of business consistent with past practice);

(m) waive or release any rights under any Contract with a customer of the Group Companies, which rights have a value in excess of $500,000, or cancel, compromise, release or assign any material Indebtedness owed to any Group Company, except for Indebtedness among the Group Companies;

(n) cancel or terminate any material insurance policy naming any Group Company as a beneficiary or a loss payable payee unless the same shall be replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms;

(o) enter into any Contract by which the Group Companies or the business of the Group Companies would be bound that restricts in any material respect the Group Companies from engaging in any line of business in any geographic area or competing with any Person;

(p) terminate or make any amendment (other than renewal on substantially the same terms of Contracts that have otherwise expired pursuant to their terms in the ordinary course of business) to a Material Contract or Material Lease in any respect in a manner, or enter into any Contract that would be a Material Contract or Material Lease if it had been in effect on the date hereof, in each case other than the amendment of or entry into, as applicable, customer contracts in the ordinary course of business (which do not contain change of control, “most favored nations,” exclusive relations or non-solicitation clauses (excluding (x) change of control clauses that would (1) not be triggered by the transactions contemplated by this Agreement or any subsequent reorganization transactions between any Group Company and Buyer or any of its Affiliates and (2) not adversely affect Buyer and its Affiliates following the Closing and (y) customary provisions for non-solicitation of employees entered into in commercial contracts in the ordinary course of business);

(q) compromise, settle, grant any waiver or release relating to, or otherwise adjust, any disputes of any Group Company having a value in the aggregate in excess of $250,000 and not covered by clause (m) of this Section 6.1, or that imposes non-monetary relief;

(r) (i) hire any executive, consultant or director, in each case, with aggregate annual cash compensation that is expected (assuming target payout of any annual variable compensation) to exceed $200,000, (ii) terminate any Key Employee or executive officer of any Group Company (other than for cause), (iii) pay, announce, promise or grant, whether orally or in writing, any material increase in any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by any Group Company (except (A) in the ordinary course of business consistent with past practice but excluding any increases in salary or cash or equity based incentives (including severance or change in control compensation) for any executive officer of any Group Company), or (B) as required by any applicable Law or the terms of any Employee Benefit Plan), (iv) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan, or (v) adopt, amend or terminate any Employee Benefit Plan (except (1) the adoption or amendment of any Employee Benefit Plan in a manner that does not disproportionately benefit any executive officer(s) of any Group Company) or (2) as required by any applicable Law or the terms of any Employee Benefit Plan);

(s) change any material policy or practice regarding extensions of credit, prepayments, sales, collections, receivables or payment of accounts with respect to the business of any of the Group Companies;

(t) make or amend any Tax election outside the ordinary course of business consistent with past practice; change any Tax accounting period or policy; adopt or change any Tax method of accounting; file any amended Tax Return with respect to material Taxes; settle, resolve, or compromise a dispute or claim with respect to material Taxes or material Tax benefits; extend any limitation period applicable to a material Tax liability; initiate a voluntary disclosure to a taxing authority; request a letter ruling from the Internal Revenue Service (or any similar ruling from a taxing authority); or enter into or amend a Tax sharing, Tax allocation, or Tax indemnification agreement (other than agreements entered into in the ordinary course of business and not primarily regarding Taxes); or

(u) agree or commit to do any of the foregoing.

Nothing in this Section 6.1 is intended to result in any Group Company ceding control to Buyer of any Group Company’s basic ordinary course of business and commercial decisions prior to the Closing. Additionally, nothing herein shall prohibit the Group Companies from using all available cash to repay any Funded Indebtedness and Seller Expenses prior to the Closing.

Section 6.2 Access to Information. From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in any confidentiality agreement to which any Group Company is subject, each Group Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records and the management employees, officers and agents of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided, that the Group Companies and their respective representatives shall have no obligation to provide Buyer and its representatives access to any books or records to the extent such books and records do not pertain to the business of any Group Company and, to such extent, any Group Company and its representatives are entitled to withhold access to or redact any portion of such books and records. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein and Buyer agrees that it shall be bound by the Confidentiality Agreement to the same extent as Cognizant Technology Solutions US Corporation. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, neither Seller nor any of its Affiliates (including the Group Companies) shall be required to disclose to Buyer or any of its representatives (a) any information (i) to the extent related to the sale or divestiture process conducted by Seller or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or Seller’s or its Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (ii) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if Seller reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature, or (b) any information relating to Taxes or Tax Returns other than information relating to the Group Companies.

Section 6.3 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and obtaining consents of all Governmental Entities necessary to consummate the transactions contemplated hereby and (ii) using commercially reasonable efforts to provide assistance in connection with any financing activities undertaken by Buyer or its Affiliates related to the transactions contemplated hereby, including providing Buyer and any of its lenders with customary diligence materials with respect to the Group Companies and comfort letters from Seller’s and the Company’s auditors with respect to the Financial Statements and any financial statements to be delivered at the Closing). The filing fees under any Antitrust Laws will be split equally between Buyer and Seller. Each Party shall make an appropriate filing, if necessary, pursuant to all applicable Antitrust Laws, including the HSR Act (which, in the case of the HSR Act, filing shall specifically request early termination of the waiting period prescribed by the HSR Act) with respect to the transactions contemplated by this Agreement promptly (and in any event, within five Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to any Antitrust Laws.

Without limiting the foregoing, Buyer and Seller and their respective Affiliates shall not take any action that has or may have the effect of extending any waiting period or comparable period under any Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of Buyer and Seller.

(b) In the event any Proceeding by a Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all commercially reasonable efforts to have such injunction or other order lifted, and to use commercially reasonable efforts regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(d) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would reasonably be expected to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, the Subsidiaries of Buyer or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement (including pursuant to any Antitrust Laws) or the expiration or termination of any waiting period under the HSR Act, or (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise. Notwithstanding anything the contrary herein, the Company’s, Buyer’s and their respective Affiliates’ consummation of any transactions with customers and prospective customers announced prior to the date of this Agreement shall not constitute a violation of this Section 6.3.

(e) Each of the Parties shall use its commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity required in connection with the Transactions.

(f) For the purposes of this Section 6.3 and Section 8.1, (i) Buyer’s and Seller’s “commercially reasonable efforts” shall expressly include contesting, defending, appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, or denial of clearance, that would adversely affect the ability of any Party to consummate the transactions contemplated by this Agreement, and (ii) Buyer’s “commercially reasonable efforts” shall expressly exclude (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of (i) any entities, assets or facilities of any Group Company after the Closing or (ii) any entity, facility or asset of Buyer or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), (C) restricting any business operations or prospective business operations, and (D) amending, assigning or terminating existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements.

(g) Buyer shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Group Companies or their respective representatives in connection with their respective obligations pursuant to, and in accordance with, Section 6.3(a)(ii), and shall indemnify and hold harmless the Group Companies and their respective representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them as a result of the arrangement of Buyer’s financing and any information used in connection therewith (other than information provided by the Group Companies) and all other actions taken by any Group Company and its respective representatives pursuant to Section 6.3(a)(ii).

Section 6.4 Public Announcements. At all times prior to the Closing, Buyer and Seller shall consult with one another and seek one another’s approval (not to be unreasonably withheld, conditioned or delayed) before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided that (i) each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law or regulation, it being understood and agreed that each Party shall use its commercially reasonable efforts to provide the other Parties with copies of any such announcement in advance of such issuance and (ii) the foregoing shall not prohibit a Party from answering questions presented on investor calls or similar forums to the extent not inconsistent with any such press release or any other jointly approved public statement made prior to such calls or forums.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification, exculpation and advancement of expenses existing as of the date of this Agreement in favor of the directors, officers, employees, fiduciaries, trustees and agents of each Group Company, as provided in the Group Companies’ Governing Documents or set forth on Schedule 6.5 with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this

Agreement and shall continue in full force and effect and that Buyer shall cause the Group Companies (on their own or on Seller’s behalf) to perform and discharge the Group Companies’ obligations to provide such indemnification, exculpation and advancement of expenses. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Group Companies to advance expenses in connection with such indemnification as provided in the applicable Group Company’s Governing Documents or other applicable agreements. The indemnification, liability limitation, exculpation or advancement of expenses provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees, fiduciaries, trustees or agents of Seller or any Group Company, unless such modification is required by applicable Law.

(b) The Group Companies may purchase, prior to the Closing, at Buyer’s cost and expense, a “tail” policy providing employee practices, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for a period of six years after the Closing Date for the benefit of those Persons who are covered by any Group Company’s employee practices, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing; provided, that if the Group Companies do not purchase any such policy on or prior to the Closing Date, Buyer shall cause the Group Companies to purchase and maintain in effect, beginning on the Closing and for a period of six years thereafter, without any lapses in coverage, a policy providing employee practices, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s employee practices, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing. Such a policy shall provide coverage that is at least equal to the coverage provided under Seller’s or the Group Companies’ current employee practices, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies; provided that the Group Companies may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c) Buyer agrees, and will cause the Group Companies, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.5. If Buyer, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any individual, corporation or other entity, then in each such case, proper provision shall be made so that to provide for the successors or assigns of Buyer or such Group Company shall assume all of the obligations set forth in this Section 6.5; provided that neither Buyer nor such Group Company shall be relieved from such obligation.

(d) The directors, officers, employees, fiduciaries, trustees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this

Section 6.5. This Section 6.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer. This Section 6.5 shall not apply to any liabilities incurred by Seller, Apax Europe VII GP Co. Ltd, Apax Partners, L.P. or any of their Affiliates in connection with any claim brought by any Parent Indemnitee pursuant to Section 9.12(b).

Section 6.6 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall not take, nor shall it permit any of its direct and indirect equityholders and other Affiliates, partners, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) solicit, initiate discussions or engage in negotiations with any Person (which shall include for the purposes of this Section 6.6 a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (whether such negotiations are initiated by the Company, an Affiliate, a third party or otherwise), other than Buyer or its Affiliates, relating to the possible direct or indirect acquisition of any portion of the equity or material portion of the assets of Seller or any Group Company (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing or recapitalization of the Company (an “Acquisition Transaction”); (ii) provide information or documentation with respect to the Company to, or otherwise cooperate with, any Person, other than Buyer or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than Buyer or its Affiliates effecting an Acquisition Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such prior provision of information, access and discussions shall not constitute a breach by the Company of this Section 6.6 so long as none of the Company or its Affiliates, partners, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or agents provides any further information or access to, or engages in further discussions with, such Persons following the date of this Agreement in connection with a proposed Acquisition Transaction; provided that nothing in the foregoing sentence shall limit or prohibit responding to any telephone calls or similar inquiries from third parties regarding a possible Acquisition Transaction solely to inform them of the applicable restrictions included in this Agreement.

Section 6.7 Documents and Information. After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by Seller (at Seller’s expense) solely for bona fide reporting and compliance purposes during normal business hours of the Group Companies, as applicable, upon reasonable request and upon reasonable notice; provided that the foregoing right of inspection and copying shall not apply in connection with a Proceeding in which Buyer and Seller are adverse to one another. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer or the Group Companies, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

Section 6.8 Seller Confidentiality. Until the seven year anniversary of the Closing Date, Seller shall not, and Seller shall cause its partners and Affiliates and its and their respective representatives who receive access to Confidential Information (and, in the case of such Persons that are entities, that have executed separate confidentiality agreements with Buyer in order to receive such access) (“Receiving Parties”) not to, use or disclose to any third party, any Confidential Information; provided, that nothing herein or in the other Transaction Documents shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of Seller (or its partners or Affiliates or any of its and their respective representatives who, in all cases, are Receiving Parties) to make any disclosures of Confidential Information (a) to the extent required by applicable Law, (b) to provide financial information relating to such Confidential Information that is customarily disclosed to its current or prospective limited partners or investors so long as such information is disclosed pursuant to customary confidentiality agreements, (c) to use Confidential Information to the extent required for regulatory or Tax compliance purposes or (d) in connection with the defense of any claim under this Agreement; provided, further, that Seller shall promptly provide Buyer, to the extent legally permissible, with prior written notice of any such requirement, including so that Buyer may seek a protective order or other appropriate remedy in advance of such disclosure and participate in any proceeding related thereto; provided, further, that no such notice shall be required in the event Seller is requested or required to disclose Confidential Information in the course of routine supervisory examinations or regulatory oversight not targeting the Company, Buyer or the Confidential Information. For purposes of this Agreement, “Confidential Information” consists of all confidential or proprietary information and data related to the business of the Group Companies (including Owned Intellectual Property and any competitively sensitive information relating to the business of the Group Companies existing as of the Closing Date), the Company, Buyer or its Affiliates and all information retrieved or retained pursuant to Section 6.7, in each case, that is not generally available to the public (unless it becomes generally available to the public due to a breach by Seller of this Agreement).

Section 6.9 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, client or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement without the prior consent of the Company. For the avoidance of doubt, nothing herein shall prohibit Buyer (or its employees, agents, representatives or Affiliates) from contacting such Persons in the ordinary course of business unrelated to any Group Company, its business or the transactions contemplated by this Agreement.

Section 6.10 Employee Benefit Plans.

(a) Effective no later than the day immediately prior to the Closing Date and contingent upon the consummation of the transaction contemplated by this Agreement, the Group Companies shall take or cause to be taken all actions necessary to terminate any and all Employee Benefit Plans (including the adoption of resolutions by the board of directors of the Group Company sponsoring such Employee Benefit Plan(s) in a form reasonably acceptable to Buyer) intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (the “Company 401(k) Plans”). Effective on or as soon as administratively practicable following the Closing Date, each employee of any Group Company who is a participant in a Company 401(k) Plan (each, a “401(k) Participant”) shall be allowed to participate in a tax-qualified plan which includes a qualified cash or deferred arrangements under Section 401(k) of the Code that is sponsored and maintained by Buyer or one of its Affiliates (the “Buyer 401(k) Plan”). As soon as administratively practicable following the Closing Date, Buyer shall or shall cause or permit, as applicable, the account balances of each 401(k) Participant in the Company 401(k) Plan to be distributed in accordance with the terms of such plan, and Buyer shall permit or cause an Affiliate of Buyer to permit the 401(k) Participants who are participants in such plan to elect direct roll overs of any such distributions (including a rollover of the 401(k) Participant’s entire (but not less than entire) account balance from the Company 401(k) Plan, including any outstanding participant loans) into the Buyer 401(k) Plan.

(b) Effective upon the consummation of the transactions contemplated by this Agreement, Buyer or one of its Affiliates shall assume the Employee Benefit Plans set forth on Schedule 6.10(b) (the “Assumed Employment Agreements”) and shall perform all Group Company obligations that arise under the Assumed Employment Agreements in accordance with the terms thereof.

(c) Seller hereby acknowledges and agrees that: (i) it shall be solely liable for, and shall timely pay or perform, all payments and obligations under each Seller Incentive Plans award; (ii) none of Buyer, the Group Companies and/or their respective Affiliates shall have or assume any liability or obligation with respect to any Seller Incentive Plans award; and (iii) the performance of services to or for the benefit of any Group Company, Buyer and/or their respective Affiliates shall not constitute a breach of any noncompetition, nonsolicitation, confidentiality, intellectual property or other restrictive covenant contained in any Seller Incentive Plans award, and Seller shall not seek to enforce any of the foregoing against any holder or former holder of any Seller Incentive Plans award in connection with such services.

Section 6.11 Code Section 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to any Group Company may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall use commercially reasonable efforts to obtain a Parachute Payment Waiver from each such “disqualified individual” and shall deliver such Parachute Payment Waiver to Buyer; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Buyer, the Company shall prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if Parachute Payment Waivers are obtained and a 280G Vote is required, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the 280G Vote and the calculations related to the foregoing shall be subject to advance review and approval by Buyer, which approval shall not be unreasonably withheld.

Section 6.12 Tax Matters.

(a) Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement (but excluding, for the avoidance of doubt, any income-based Tax whether measured by reference to net income, gross income or capital gain, and any withholding Taxes imposed as a method of collecting such Taxes) (“Transfer Taxes”) shall be borne by Buyer. Buyer shall prepare and file all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Seller shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes. With respect to any Transfer Tax, if any refund or recovery is received by Seller, Seller shall promptly pay the refund or recovery to Buyer and provide a reasonably detailed description of the refund or recovery.

(b) Tax Returns. Seller shall prepare and timely file, or cause to be prepared and timely filed, in accordance with past practice all Tax Returns that are required to be filed by any Group Company on or prior to the Closing Date, and shall timely pay, or cause to be timely paid, all Taxes shown as due on such Tax Returns. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Group Company, except as otherwise required by Law. With respect to the U.S. federal income Tax Return of the Group Companies for the taxable year ended December 31, 2013, Seller shall use reasonable efforts to deliver, or cause to be delivered, a draft of such Tax Return to Buyer on the day following the date of this Agreement (whether or not such draft is complete) for Buyer’s review and comment. To the extent received prior to the due date thereof, Seller shall consider in good faith, or cause to be considered in good faith, any comments to such draft Tax Return made in writing by Buyer, provided that Buyer’s review and comment rights hereunder shall not delay the timely filing of such Tax Return. Seller shall deliver, or cause to be delivered, to Buyer a copy of such Tax Return and each other material income Tax Return due September 15, 2014 after the filing thereof. Seller shall use reasonable efforts to deliver, or cause to be delivered, to Buyer a draft (whether or not such draft is complete) of any other material income Tax Return due after September 15, 2014 and on or before the twentieth day following the Closing Date for Buyer’s review and comment prior to the due date of such Tax Return. To the extent received prior to the due date thereof, Seller shall consider in good faith, or cause to be considered in good faith, any comments to such draft Tax Return made in writing by Buyer, provided that Buyer’s review and comment rights hereunder shall not delay the timely filing of such Tax Return.

(c) Tax Deductions. Except as in good faith required to settle or resolve any dispute with a taxing authority, neither Seller nor any of the Group Companies shall take any position on any Tax Return that is inconsistent with the treatment of the Transaction Deductions (at least to the extent of the applicable percentages specified in the Example Statement) or any Advisory Fees that are contingent on the consummation of the transactions contemplated hereby (at least to the extent of the 70% safe harbor described in IRS Revenue Procedure 2011-29) as deductions from the taxable income of the Group Companies.

Section 6.13 Affiliate Transactions. Seller and the Company shall ensure that all Affiliate Transactions, including the Advisory Agreements and the Intercompany Note, other than those set forth on Schedule 6.13 and those fully paid and discharged pursuant to Section 6.14, shall be fully paid and be discharged at the Closing, such termination to be without further liability whatsoever to the Group Companies.

Section 6.14 Termination of Funded Indebtedness. The Company shall, and shall cause each other Group Company to (a) obtain from each holder of Closing Date Indebtedness that is Funded Indebtedness an executed payoff letter in a customary form (collectively, the “Debt Payoff Letters”), (b) provide Buyer with a copy of such Debt Payoff Letters at least one Business Day prior to the Closing Date and (c) provide for, as of the Closing, the release of all Liens and the release of all obligations and guarantees under any Funded Indebtedness over the Group Companies’ properties and assets securing such obligations, in each case subject to delivery of funds as arranged by Buyer.

Section 6.15 Acknowledgments From Certain Service Providers. The Company shall, and, if applicable, shall cause each other Group Company to (a) obtain from each of J.P. Morgan Securities LLC, Goldman, Sachs & Co., Kirkland & Ellis LLP, Ernst and Young LLP, Apax Europe VII GP Co. Ltd. and Apax Partners, L.P. an executed release and acknowledgment letter, which letter (i) in the case of J.P. Morgan Securities LLC, will be substantially in the form set forth on Exhibit C or (ii) in all other cases, will be in a form to be reasonably agreeable to such Person and Buyer and, assuming the receipt of the fees and expenses of such Persons due and payable in respect of the transactions contemplated hereby at Closing are paid in full at Closing, will release the Group Companies from all payment obligations to such person (other than indemnification obligations or rights to make breach of contract claims that survive the Closing pursuant to an applicable Contract with such Persons, which obligations or rights are unrelated to the payment of the fees and expenses due and payable in respect of the transactions contemplated hereby) (collectively, the “Acknowledgement and Release Letters”) and (b) provide Buyer with a copy of such Acknowledgement and Release Letters at the Closing.

Section 6.16 Consents. The Company shall use (and Seller shall cause each Group Company to use) its commercially reasonable efforts to obtain, or initiate the process to obtain, all consents and approvals set forth on Schedule 3.4 as shall be requested by Buyer, provided, however, that no party shall be required to pay any consideration to any third party from whom consent or approval is requested. For the avoidance of doubt, the receipt of, or the failure to obtain, any of the consents and approvals set forth on Schedule 3.4 shall not be a condition to the obligation of any party hereto to consummate the transactions contemplated hereby.

Section 6.17 Employee Matters.

(a) With respect to the calendar year in which the Closing Date occurs, Buyer shall pay to Group Company employees annual cash bonuses in an aggregate amount that is no less than the aggregate amount of the cash-based bonuses under any Group Company’s cash-based bonus plan in the ordinary course of business consistent with the terms of such plan; provided that if any such employee is terminated (i) without cause at or after the Closing as a result of a redundancy or reduction in force arising in connection with the transactions contemplated by this Agreement (as opposed to ordinary course terminations or terminations not connected with the transactions contemplated by this Agreement) and (ii) prior to the payment of any cash-based bonuses with respect to the calendar year in which the Closing Date occurs, then such employee shall be paid the bonus that such employee would have been entitled to receive in accordance with the foregoing had such employee not been so terminated (pro-rated for any portion of the applicable measurement period with respect to such bonus during which such employee was not employed), and any such bonus shall be paid at the same time that such bonuses are generally paid in the ordinary course of business consistent with the terms of such plan, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Closing Date occurs.

(b) Buyer agrees to maintain (or cause one of its Affiliates to maintain) the TriZetto Severance Plan, dated April 26, 2011, in place for a period of one year beginning on the Closing Date. Buyer further agrees that, from and after the Closing Date, Buyer shall (or shall cause each Group Company to), to the extent allowed under applicable Law and the terms of the applicable New Plan, grant to each employee who of the Group Companies who continues in employment with Buyer or one of its Affiliates following Closing (each, a “Continuing Employee”), under any benefit or compensation plan, program, agreement or arrangement (other than any equity based plan, program or arrangement) established or maintained by Buyer or a Group Company or any of their respective Subsidiaries and in which such Continuing Employee participates on or after the Closing Date (each, a “New Plan”), credit for any service with any Group Company earned prior to the Closing Date (i) for eligibility and, with respect to any tax-qualified retirement plans, vesting purposes and (ii) for purposes of vacation accruals following the Closing Date and severance benefit determinations in each case, to the same extent such service was recognized under a similar Employee Benefit Plan as of the Closing Date. Nothing contained herein, express or implied, is intended to confer upon any employee or other service provider of any Group Company any right to continued employment or other service for any period or continued receipt of any specific benefit, or any status as a third party beneficiary of this Agreement with the ability to enforce rights as if it were a party to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Buyer agrees that Buyer and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” (as such term is defined in Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement. Nothing in this Section 6.17(b) shall be deemed to limit the right of Buyer, any Group Company or any of their respective Affiliates to terminate the employment or other service of any employee or other service provider at any time.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Company, Buyer and Seller. The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b) no order, decree or ruling (including by temporary restraining order or preliminary or permanent injunction) issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) the representations and warranties:

(i) of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.7(a) (Absence of Changes) and of Seller set forth in Section 4.1 (Authority), Section 4.3 (Title to Shares; Ownership of Seller) and Section 4.4 (Capitalization of the Group Companies) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date; and

(ii) of the Company set forth in Article 3 hereof (other than the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.7(a) (Absence of Changes)) and of Seller set forth in Article 4 hereof (other than the representations and warranties set forth in Section 4.1 (Authority), Section 4.3 (Title to Shares; Ownership of Seller) and Section 4.4 (Capitalization of the Group Companies)) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent (A) such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, (B) the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect, and (C) the failure of the representations and warranties contained in Section 3.8(a)(xvi) and Section 3.8(a)(xvii) (Material Contracts) to be true and correct as of such dates would not have a Company Material Adverse Effect (assuming for purposes of this clause (C) that references in the definition of Company Material Adverse Effect to “the Group Companies” or “Group Company” are instead references to “Buyer and its Affiliates (including the Group Companies upon and giving effect to the Closing)” or “Buyer or any of its Affiliates (including the Group Companies upon and giving effect to the Closing),” respectively); provided that for the purposes of this clause (ii) only, the qualifications as to “materiality” and “Company Material Adverse Effect” (and similar qualifications) contained in such representations and warranties shall not be given effect (other than in clause (y) of each of Section 3.5(b), Section 3.5(c) and Section 3.5(d))

(b) Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller and the Company under this Agreement on or prior to the Closing Date;

(c) no action, suit or proceeding by any Governmental Entity shall be pending or threatened before any court of quasi-judicial or administrative agency of any U.S. federal, U.S. state or U.S. local jurisdiction of competent jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement in any material respect;

(d) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(e) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company;

(ii) from Seller, (A) a properly completed and duly executed Internal Revenue Service Form W-9 and (B) a duly executed non-foreign affidavit dated as of the Closing Date and in form and substance required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder and in form reasonably acceptable to Buyer stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(iii) Additional Financial Statements that are compliant with Regulation S-X under the Securities Act of 1933; and

(iv) consolidated financial statements of the Group Companies, reviewed in accordance with Statement on Auditing Standards (SAS) 100, for the nine (9)-month periods ended September 30, 2013 and September 30, 2014 that are compliant with Regulation S-X under the Securities Act of 1933 (for purposes of clarity, giving effect to Article 10 thereof).

Section 7.3 Other Conditions to the Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Company and Seller of the following further conditions:

(a) the representations and warranties of Buyer set forth in Article 5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

(b) Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) prior to or at the Closing, Buyer shall have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if (i) any of the representations and warranties of the Company set forth in Article 3 or Seller set forth in Article 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within the earlier of 30 days after written notice thereof is delivered to Seller by Buyer or the Termination Date, or (ii) if any of the covenants of Seller and the Company set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 7.2(b) would not be satisfied and the failure to comply or perform with such covenants is not cured within the earlier of 30 days after written notice thereof is delivered to Buyer and Seller and the Termination Date;

(c) by Seller, if (i) any of the representations and warranties of Buyer set forth in Article 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied and the breach or breaches causing such representations or warranties not to be so true and correct is not cured within the earlier of 30 days and after written notice thereof is delivered to Buyer by Seller or the Termination Date, or (ii) if any of the covenants of Buyer set forth in this Agreement shall not have been performed and complied with in all material respects such that the condition to Closing set forth in Section 7.3(b) would not be satisfied and the failure to comply or perform with such covenants is not cured within the earlier of 30 days after written notice thereof is delivered to Buyer and Seller and the Termination Date;

(d) by Buyer, if the transactions contemplated by this Agreement shall not have been consummated by December 23, 2014 (the “Termination Date”), unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by Buyer of its representations, warranties, obligations or covenants under this Agreement;

(e) by Seller, if the transactions contemplated by this Agreement shall not have been consummated by the Termination Date, unless the failure to consummate the transactions contemplated by this Agreement is primarily the result of a breach by either Seller or the Company of their respective representations, warranties, obligations or covenants under this Agreement; or

(f) by either Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction and shall have complied in all respects and taken all actions required by Section 6.3 hereof.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Article 9 and Section 6.2, each of which provisions shall survive such termination and remain valid and binding obligations of the parties and (b) any liability of any Party for any willful breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Seller or Buyer to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder) prior to such termination. For purposes of this Agreement, “willful breach” shall mean a breach or failure to perform an obligation or agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement (and which, for the avoidance of doubt, shall be deemed to include any failure by Buyer or Seller to consummate the transactions contemplated by this Agreement if either of them is obligated to do so hereunder).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment; Amendment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof, and together with the Confidentiality Agreement and Escrow Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided that Buyer may assign its rights under this Agreement to an Affiliate so long as it remains liable for its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and Seller

(on behalf of itself and the Company). This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any Party or Parties effected in a manner which does not comply with this Section 9.1 shall be void.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer:

Cognizant Domestic Holdings Corporation

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Facsimile: (201) 801–0243

Attention: General Counsel

with a copy (which shall not constitute notice to Buyer) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Facsimile: (212) 751-4864

Attention:  Keith Halverstam

     Tom Malone

To Seller:

TZ Holdings, L.P.

c/o Apax Partners L.P.

601 Lexington Avenue

New York, NY 10022

Attention:  Buddy Gumina

     Jason Wright

Facsimile: (646) 349-3306

with a copy (which shall not constitute notice to Seller) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Srinivas Kaushik

    Leo Greenberg

Facsimile: (212) 446-6460

To the Company (prior to the Closing):

TZ US Parent, Inc.

c/o TriZetto Corporation

9655 Maroon Circle

Englewood, CO 80112

Attention:  Chief Legal Officer

Facsimile: (303) 323-6982

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Srinivas Kaushik

     Leo Greenberg

Facsimile: (212) 446-6460

To the Company (after the Closing):

c/o Cognizant Domestic Holdings Corporation

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

Facsimile: (201) 801–0243

Attention: General Counsel

with a copy (which shall not constitute notice to the Company) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Facsimile: (212) 751-4864

Attention: Keith Halverstam

    Tom Malone

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 9.4 Fees and Expenses. Except as otherwise set forth in this Agreement (including, for the avoidance of doubt, the fees and expenses to be borne by Buyer in accordance with Section 6.3 and Section 6.5), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the transactions contemplated by this Agreement are consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Seller Expenses in accordance with Section 2.4(a)(ii)(y).

Section 9.5 Construction. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

Section 9.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.5 and Section 9.16, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Extension; Waiver. At any time prior to the Closing, Seller may, on behalf of itself and the Company, (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto, or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.11 Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive (other than with respect to amounts paid with respect to a third party claim), special or indirect damages, or damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization), or of any other financial metric (whether trailing, forward or otherwise), relating to any breach of this Agreement.

Section 9.12 Indemnity; Non-Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company, Seller and Buyer contained in this Agreement and in any certificate delivered pursuant hereto, other than the representations and warranties in Section 4.4 (which shall survive indefinitely), shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of the Company, Seller and Buyer contained in this Agreement that by their terms are to be performed prior to or at the Closing shall terminate and be of no further force or effect immediately following the Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of the Company, Seller and Buyer contained in this Agreement that by their terms are to be performed at or after the Closing shall survive the Closing in accordance with their terms.

(b) From and after the Closing, Seller shall indemnify, defend and hold Buyer, the Company and their respective Subsidiaries and/or Affiliates, and the officers, directors, employees, Affiliates and/or agents of the foregoing (each a “Parent Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses), in each case that are actually incurred by any Group Company or Buyer as a result of:

(i) any breach or violation of the representations and warranties in Section 4.4 (other than any such breach or violation that results in a de minimis liability); and

(ii) (x) any obligation of Seller to make a payment to any employee of any Group Company in respect of arrangements covered by clauses (i) and (ii) of the definition of Seller Incentive Plans or (y) any obligation of any Group Company to make a payment to any employee of any Group Company pursuant to any agreement listed under items 1, 2, 3, 5 or 6 on Schedule 1.1(b) (but, in the case of item 6 thereon, only to the extent that such obligations exceed the amounts previously paid plus the amounts accrued on the Group Companies’ financial statements as of the Closing in respect of the agreements listed thereunder); provided that, for the avoidance of doubt, the payment after the Closing by Seller, the Company or its Affiliates of amounts due in accordance with such agreements shall not result in any liability hereunder to Seller if the amount of such payments was included in the final Unpaid Seller Expenses. Seller shall maintain a cash reserve in an amount that is equal to $5,000,000 for one year following the Closing in order to satisfy its obligations under this Section 9.12(b)(ii); provided that, for the avoidance of doubt, this sentence does not limit the indemnity obligations set forth in this Section 9.12(b)(ii).

Section 9.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.14 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.15 Remedies. Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Buyer, the Company and Seller agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not fully and timely perform their respective obligations under or in connection with this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of damages and without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. The provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement prior to its valid termination and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance, or other equitable relief and the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each of Buyer, the Company and Seller agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 9.16 Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Transaction Documents, or the negotiation, execution or performance of this Agreement or the other Transaction Documents (including any representation or warranty made in or in connection with this Agreement or the other Transaction Documents or as an inducement to enter into this Agreement or the other Transaction Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Transaction Documents, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or the other Transaction Documents (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Transaction Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Transaction Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

Section 9.17 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to Seller and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not, without Seller’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TZ HOLDINGS, L.P.

By:	TZ Holdings GP, L.L.C.,
its General Partner

By:	Apax Partners, L.P., its Managing Member

By:	/s/ William Gumina
Name:	William Gumina
Title:	Vice President and Assistant Secretary

TZ US PARENT, INC.

By:	/s/ William Gumina
Name:	William Gumina
Title:	Vice President and Assistant Secretary

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COGNIZANT DOMESTIC HOLDINGS CORPORATION

By:	/s/ Steven Schwartz
Name:	Steven Schwartz
Title:	Executive Vice President

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